UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

APPLIED INDUSTRIAL TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

1 APPLIED PLAZA

CLEVELAND, OHIO 44115

(216) 426-4000

www.applied.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Tuesday, October 28, 2014

10:00 a.m. Eastern Time

Dear Shareholder:

We are pleased to invite you to the 2014 annual meeting of the shareholders of Applied Industrial Technologies, Inc. The meeting will be at our headquarters, 1 Applied Plaza, East 36th Street and Euclid Avenue, Cleveland, Ohio, 44115 on Tuesday, October 28, 2014, at 10:00 a.m. Eastern Time. The meeting will be held for the following purposes:

1.	To elect three directors;

2.	To approve, through a nonbinding advisory vote, the compensation of Applied’s named executive officers as disclosed in the attached proxy statement; and

3.	To ratify the Audit Committee’s appointment of independent auditors for the fiscal year ending June 30, 2015.

Shareholders of record at the close of business on August 29, 2014, are entitled to vote at the meeting. The transfer books will not be closed. A list of shareholders as of the record date will be available for examination at the meeting.

The attached proxy statement describes the business of the meeting and provides information about our corporate governance.

Fred D. Bauer

Vice President-General Counsel

& Secretary

September 12, 2014

YOUR VOTE IS IMPORTANT! WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE BY TELEPHONE, VIA THE INTERNET, OR BY EXECUTING AND RETURNING THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. VOTING EARLY WILL HELP AVOID ADDITIONAL SOLICITATION COSTS.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on October 28, 2014.

The Proxy Statement and 2014 Annual Report to Shareholders are available at

www.applied.com/proxy

PROXY STATEMENT

INTRODUCTION AND VOTING INFORMATION

In this statement, “we,” “our,” “us,” and “Applied” refer to Applied Industrial Technologies, Inc., an Ohio corporation. Our common stock, without par value, is listed on the New York Stock Exchange with the ticker symbol “AIT.”

What is the proxy statement’s purpose?

The proxy statement summarizes information you need to vote at our 2014 annual meeting of shareholders to be held on Tuesday, October 28, 2014, at 10:00 a.m. Eastern Time, at our headquarters, and any adjournment of that meeting. We are sending the proxy statement to you because Applied’s Board of Directors is soliciting your proxy to vote your shares at the meeting. The proxy statement and accompanying proxy card are being sent to record date shareholders on or about September 12, 2014.

On what matters are shareholders voting?

1.	To elect three directors;

2.	To approve, through a nonbinding advisory vote, the compensation of Applied’s named executive officers as disclosed in the proxy statement; and

3.	To ratify the Audit Committee’s appointment of independent auditors for the fiscal year ending June 30, 2015.

Who may vote and what constitutes a quorum at the meeting?

Only shareholders of record at the close of business on August 29, 2014, may vote. As of that date, there were 41,478,080 outstanding shares of Applied common stock, without par value. The holders of a majority of those shares will constitute a quorum. A quorum is necessary for valid action to be taken at the meeting.

We have no class or series of shares outstanding other than our common stock.

How many votes do I have?

Each shareholder is entitled to one vote per share.

How do I vote?

The answer depends on whether you hold shares directly in your name, or through a broker, trustee, or other nominee, such as a bank.

•

Shareholder of record. If your shares are registered in your name with our registrar, Computershare Trust Company, N.A., you are the shareholder of record and these proxy materials have been sent directly to you. You may vote in person at the meeting. You may also grant us your proxy to vote your shares by telephone, via the Internet, or by mailing your signed proxy card in the postage-paid envelope provided. The card provides voting instructions.

•

Beneficial owner. If your shares are held in a brokerage account, by a trustee, or by another nominee, then that other person is considered the shareholder of record. We sent these proxy materials to that person, and they have been forwarded to you with a voting instructions card. As the shares’ beneficial owner, you may direct your broker, trustee, or other nominee how to vote, and you are also invited to attend the meeting. Please refer to the information your broker, trustee, or other nominee provided to see what voting options are available to you.

•

Beneficial owner of shares held in Applied’s Retirement Savings Plan or Supplemental Defined Contribution Plan. If you own shares in one of these company plans, you may direct the plan’s trustee how to vote your shares by telephone, via the Internet, or by mailing in your signed voting instructions card.

Votes submitted by telephone or online for shares held in the Retirement Savings Plan or Supplemental Defined Contribution Plan must be received by Thursday, October 23, 2014; votes by telephone or online for other shares must be received by Monday, October 27, 2014.

If you attend the meeting and vote in person, a ballot will be available when you arrive. If, however, your shares are held in the name of your broker, trustee, or other nominee, you must bring a valid proxy from that party giving you the right to vote the shares.

What if I don’t indicate my voting choices?

If Applied receives your proxy in time to use at the meeting, your shares will be voted according to your instructions. If you have not indicated otherwise on the proxy, your shares will be voted as the Board of Directors recommends on the matters identified above. In addition, the proxies will vote your shares according to their judgment on other matters properly brought before the meeting.

What effect do abstentions and broker non-votes have?

Brokers holding shares for beneficial owners must vote the shares according to the owners’ instructions. If instructions are not received, then brokers may vote the shares at their discretion, except if New York Stock Exchange (“NYSE”) rules preclude brokers from exercising discretion relative to a specific type of proposal – this results in a “broker non-vote.”

Abstentions and broker non-votes will affect voting at the meeting as follows:

•	Item 1. Broker non-votes will not impact the vote’s outcome because, pursuant to Ohio law, the properly nominated candidates receiving the greatest number of votes will be elected.

•	Item 2. Approval of the company’s executive compensation requires that more votes be cast for than against the proposal. Abstentions and broker non-votes will not affect the outcome.

•

Item 3. The affirmative vote of a majority of the votes cast at the meeting is required to approve Item 3. In determining votes cast on the item, abstentions will not count as votes cast and, accordingly, will not affect the outcome. Brokers have discretionary authority to vote on Item 3, so there will be no broker non-votes on that item.

What happens if a director candidate receives less than a majority of the votes cast?

Applied has a majority voting policy applicable to uncontested director elections. If a nominee receives a greater number of votes “withheld” than votes “for” his or her election, then promptly following certification of the shareholder vote the nominee shall submit, in writing, to the Board’s Chairman, his or her resignation as a director. The Chairman shall promptly communicate the submission to the Board’s Corporate Governance Committee. Notwithstanding the resignation, the

Corporate Governance Committee may recommend to the Board that the nominee be asked to serve as a director for his or her term of election and under such arrangements as are approved by the committee. If the committee fails to make such a recommendation within 30 days following certification of the shareholder vote, or if the committee earlier determines to accept the resignation, the director’s resignation shall be effective as of that date. If the Corporate Governance Committee recommends the director be asked to serve his or her term notwithstanding the majority withheld vote, the Board shall act promptly (and in any event, within 90 days following certification of the shareholder vote) on the recommendation.

Additional information about the policy is included in Applied’s Board of Directors Governance Principles and Practices, available via hyperlink from the investor relations area of Applied’s website at www.applied.com.

What does it mean if I receive multiple sets of proxy materials?

Receiving multiple sets usually means your shares are held in different names or different accounts. Please respond to all of the proxy solicitation requests to ensure your shares are voted.

May I revoke my proxy?

You may revoke your proxy before it is voted at the meeting by notifying Applied’s Secretary in writing, voting a second time by telephone or via the Internet, returning a later-dated proxy card, or voting in person. Your presence at the meeting will not by itself revoke the proxy.

Who pays the costs of soliciting proxies?

Applied pays these costs. We will also pay the standard charges and expenses of brokers or other nominees for forwarding these materials to, and obtaining proxies from, beneficial owners. Directors, officers, and other employees, acting on our behalf, may solicit proxies. We have also retained Morrow & Co., LLC, at an estimated fee of $7,500 plus expenses, to aid in soliciting proxies from brokers and institutional holders. In addition to using the mail, proxies may be solicited personally and by telephone, facsimile, or other electronic means.

Who counts the votes?

Computershare Trust Company, N.A., will be the inspector of election and tabulate votes.

ITEM 1 — ELECTION OF DIRECTORS

Applied’s Code of Regulations divides our Board into three classes. The directors in each class are elected for three-year terms so that the term of one class expires at each annual meeting. At the 2014 annual meeting, the shareholders will elect directors for a three-year term expiring in 2017 or until their successors have been elected and qualified. Pursuant to Ohio law, the properly nominated candidates receiving the greatest number of votes will be elected.

The Board’s Corporate Governance Committee recommended, and the Board nominated, three incumbents for election as directors: John F. Meier, Neil A. Schrimsher, and Peter C. Wallace. Messrs. Meier and Wallace were most recently elected at the 2011 annual meeting and their terms expire this year. Mr. Schrimsher was elected by the Board in 2011 and his term also expires this year. The Board renominated them following the Corporate Governance Committee’s review and evaluation of their performance. Thomas A. Commes, a member of the same class, will retire at the annual meeting. The Board currently intends to reduce its size to 10 directors following Mr. Commes’s retirement. The directors serving for terms expiring in 2015 and 2016 will continue in office.

The proxies named on the proxy card accompanying the materials sent to shareholders of record intend to vote for the three nominees unless authority is withheld. If a nominee becomes unavailable to serve, the proxies reserve discretion to vote for any other person or persons who may be properly nominated at the meeting and/or to vote to reduce the number of directors. We are not aware of an existing circumstance that would cause a nominee to be unavailable to serve.

The Board of Directors recommends you vote FOR the director nominees.

Below is background information about the nominees and the continuing directors. Unless otherwise stated, the individuals have held the positions indicated for at least the last five years. We also include a summary of reasons our Board concluded that the respective director or nominee should serve as a director, in light of our business and governance structure. The summaries are not comprehensive, but describe the primary experiences, attributes, and skills that the Board believes qualify the individuals to continue as directors. In addition to the qualifications referred to below, we believe each individual has a reputation for integrity, honesty, and high ethical standards, and has demonstrated strong business judgment.

Nominees for Election as Directors with Terms Expiring in 2017

John F. Meier

Director since 2005, Board Chairman since 2011, member of Executive Organization & Compensation and Executive Committees

Business Experience. Until his retirement in 2011, Mr. Meier, age 66, was Chairman and Chief Executive Officer of Libbey Inc. (NYSE Amex: LBY), a leading supplier of glass tableware products in the U.S., Canada, and Mexico, in addition to supplying to other key international markets.

Other Directorships in Previous 5 Years. Cooper Tire & Rubber Company (NYSE: CTB), Libbey Inc. (until 2011)

Qualifications. Mr. Meier served as Libbey’s Chairman and Chief Executive Officer for 18 years, leading the company through significant business acquisitions and international expansion. He brings to the Board broad general management and marketing experience, including considerable experience working with distributors in markets throughout the world. He also contributes knowledge and skills acquired through service on other public company boards, making him an effective Chairman of our Board.

Neil A. Schrimsher

Director since 2011, member of Executive Committee

Business Experience. Mr. Schrimsher, age 50, joined Applied as our Chief Executive Officer in October 2011 and was also elected President in August 2013. From February 2010 to August 2011, Mr. Schrimsher was Executive Vice President of Cooper Industries plc (formerly NYSE: CBE), a global electrical products manufacturer, where he led Cooper’s Electrical Products Group and headed numerous domestic and international growth initiatives. He was President of Cooper Lighting, Inc. throughout the period from 2006 to December 2010.

Other Directorship in Previous 5 Years. Patterson Companies, Inc. (NASDAQ: PDCO; since 2014)

Qualifications. Mr. Schrimsher is the only Applied executive to serve on the Board. Since joining Applied, he has acquired a deep understanding of the company’s businesses, markets, and competitive landscape. From his prior employment, Mr. Schrimsher has brought to Applied and its Board broad leadership experience, including management of worldwide operations, distribution management, strategic planning and analysis, manufacturing, engineering, supply chain management, and sourcing.

Peter C. Wallace

Director since 2005, member of Audit, Executive Organization & Compensation, and Executive Committees

Business Experience. Mr. Wallace, age 60, was elected Chief Executive Officer of Gardner Denver, Inc. in June 2014. Gardner Denver is a privately owned worldwide manufacturer of highly engineered products, including compressors, liquid ring pumps, and blowers for various industrial, medical, environmental, transportation, and process applications, pumps used in the petroleum and industrial market segments, and other fluid transfer equipment. Prior to joining Gardner Denver, Mr. Wallace was President and Chief Executive Officer, and a director, of Robbins & Myers, Inc. (formerly NYSE: RBN), from 2004 until it was acquired in February 2013 by National Oilwell Varco, Inc. Robbins & Myers is a leading designer, manufacturer, and marketer of highly engineered, application-critical equipment and systems for energy, chemical, pharmaceutical, and industrial markets worldwide.

Other Directorships in Previous 5 Years. Robbins & Myers, Inc. (until 2013), Parker Drilling Company (NYSE: PKD; from 2013 to 2014), Rogers Corporation (NYSE: ROG; since 2010)

Qualifications. Mr. Wallace has a wide and varied background as a senior executive in global industrial equipment manufacturing. He brings to the Board the perspective of someone familiar with all facets of worldwide business operations, including the experience of leading a NYSE-listed company. Mr. Wallace’s career includes positions with global responsibilities for equipment manufacturers with product lines that Applied (and others) represented as a distributor in the fluid power and power transmission component fields. In those roles, he developed significant knowledge about Applied’s industry, including the dynamics of the relationships between industrial product manufacturers and their distributors. These experiences and knowledge, along with his service on other NYSE-listed company boards, enhance Mr. Wallace’s contributions and value to our Board.

Continuing Directors with Terms Expiring in 2015

Peter A. Dorsman

Director since 2002, member of Audit and Corporate Governance Committees

Business Experience. Mr. Dorsman, age 59, retired from NCR Corporation (NYSE: NCR) in April 2014. NCR is a global technology company providing assisted and self-service solutions and comprehensive support services that address the needs of retail, financial, travel, healthcare, hospitality, entertainment, and gaming organizations throughout the world. As Executive Vice President, Services since July 2012, Mr. Dorsman led NCR Services, a leading global provider of outsourced and managed service offerings. He was also responsible for customer experience, continuous improvement, and quality throughout NCR, serving as Chief Quality Officer during this period. He previously served as NCR’s Executive Vice President, Industry Solutions Group and Global Operations from November 2011 to July 2012, and, before then, Senior Vice President, Global Operations.

Qualifications. Mr. Dorsman has broad experience in marketing, sales, strategy, and operations. At NCR, a $6 billion dollar company, he led 11,000 service professionals serving customers in over 90 countries. He also led NCR’s efforts to provide consistent, world-class service delivery, products, and solutions. With his diverse background and expertise, he contributes insights about many aspects of our business operations and initiatives.

J. Michael Moore

Director since 1997, member of Audit and Executive Organization & Compensation Committees

Business Experience. Mr. Moore, age 71, is President of Oak Grove Consulting Group, Inc. He was Chairman and Chief Executive Officer of Invetech Company, a distributor of bearings, mechanical and electrical drive system products, industrial rubber products, and specialty maintenance and repair products, prior to its acquisition by Applied in 1997.

Qualifications. Mr. Moore was the longtime Chairman and Chief Executive Officer of Invetech, an industrial distributor and direct competitor of Applied’s. After Applied acquired Invetech, Mr. Moore continued to participate in industry trade associations and served as board chairman of the National Association of Wholesaler-Distributors. His firsthand experience with the operational, financial, and marketplace dynamics of Applied’s industry makes him a key contributor to the Board’s business discussions. In addition, Mr. Moore’s career includes service as Invetech’s Chief Financial Officer and as a board member, and chairman, of the Detroit branch of the Federal Reserve Bank of Chicago.

Vincent K. Petrella

Director since 2012, member of Audit and Executive Committees

Business Experience. Mr. Petrella, age 54, is Senior Vice President, Chief Financial Officer and Treasurer of Lincoln Electric Holdings, Inc. (NASDAQ: LECO). Lincoln Electric engages in the design, manufacture, and sale of welding, cutting, and brazing products worldwide.

Qualifications. As one of Lincoln Electric’s top executives, Mr. Petrella has helped lead the company’s global expansion over the last decade. His leadership and operating experience, and his knowledge of industrial distribution in North America and abroad, position him to be a key contributor to discussions about Applied’s strategy. In addition, Mr. Petrella’s finance and accounting background (before joining Lincoln Electric he was a Certified Public Accountant with an international public accounting firm) and his current service as Chief Financial Officer for a multi-billion dollar public company make him a valued member of the Board and chairman of the Audit Committee.

Dr. Jerry Sue Thornton

Director since 1994, member of Audit and Corporate Governance Committees

Business Experience. Dr. Thornton, age 67, retired in June 2013 after serving as President of Cuyahoga Community College, the largest multi-campus community college in Ohio, for more than 20 years. Upon her retirement, Cuyahoga Community College honored her with the title of President Emeritus.

Other Directorships in Previous 5 Years. RPM, Inc. (NYSE: RPM), American Greetings Corporation (formerly NYSE: AM; until 2013)

Qualifications. Dr. Thornton is a preeminent educator with significant experience in career training. Our workforce is our most important resource, and her background and skills help the Board monitor Applied’s efforts to maximize our associates’ potential. Having served as Cuyahoga Community College’s longtime President, overseeing a budget of over $330 million, she also contributes broad general management skills to Applied’s Board. In addition, Dr. Thornton has extensive service as a director of other NYSE-listed companies, including participation on numerous key board committees.

Continuing Directors with Terms Expiring in 2016

L. Thomas Hiltz

Director since 1981, member of Corporate Governance, Executive, and Executive Organization & Compensation Committees

Business Experience. Mr. Hiltz, age 68, is an attorney in Covington, Kentucky and is one of five trustees of the H.C.S. Foundation, a charitable trust which has sole voting and dispositive power with respect to 500,000 shares (as of June 30, 2014) of Applied stock.

Qualifications. Mr. Hiltz’s background as a practicing lawyer and fiduciary includes diverse experience with business transactions, including mergers and acquisitions, and board governance. In addition to service as a director of Great American Financial Resources, Inc., a public company prior to its acquisition by American Financial Group, Inc., he has served as a director of numerous private companies, some with significant minority shareholder bases, and led those boards in overseeing large corporate transactions. Mr. Hiltz also is the Board’s longest-serving member, contributing to its deliberations an institutional memory stretching back several generations of executive teams.

Edith Kelly-Green

Director since 2002, member of Audit and Corporate Governance Committees

Business Experience. Until retiring in 2003, Ms. Kelly-Green, age 61, was Vice President and Chief Sourcing Officer of FedEx Express, the world’s largest express transportation company and a subsidiary of FedEx Corporation (NYSE: FDX).

Qualifications. Ms. Kelly-Green has significant procurement and logistics experience from her service with FedEx Express, where she was successful in designing and enhancing the company’s extensive internal supply chain processes. Because Applied is a distributor, the processes of buying, inventorying, and transporting products are critical to our business. In addition, her career began in the field of accounting as a Certified Public Accountant with an international public accounting firm and she served as Vice President-Internal Audit with FedEx Corporation. Ms. Kelly-Green’s skills and background in these areas make her well-suited for our company and Board.

Dan P. Komnenovich

Director since 2012, member of Corporate Governance and Executive Organization & Compensation Committees

Business Experience. Mr. Komnenovich, age 62, was President and Chief Executive Officer of Aviall, Inc. from January 2010 until his retirement in August 2013. Aviall, a wholly owned subsidiary of The Boeing Company (NYSE: BA), is one of the world’s largest providers of new aviation parts and related aftermarket operations. It also provides maintenance for aviation batteries, wheels, and brakes, as well as hose assembly, kitting, and paint-mixing services, and offers a complete set of supply chain and logistics services, including order processing, stocking and fulfillment, automated inventory management, and reverse logistics to OEMs and customers. From 2000 until January 2010, he was Aviall’s Executive Vice President and Chief Operating Officer.

Qualifications. Mr. Komnenovich led a global multi-billion dollar distribution company which grew significantly during his service as a senior executive. He brings to our Board extensive experience with distribution sales, marketing, operations, supply chain management, and logistics. Earlier in his career, Mr. Komnenovich was a Certified Public Accountant and served in finance and accounting roles with various companies.

CORPORATE GOVERNANCE

Corporate Governance Documents

Applied’s Internet address is www.applied.com. The following corporate governance documents are available free of charge via hyperlink from the website’s investor relations area:

•	Code of Business Ethics,

•	Board of Directors Governance Principles and Practices,

•	Director Independence Standards, and

•	Charters for the Audit, Corporate Governance, and Executive Organization & Compensation Committees of our Board.

Director Independence

Under the NYSE corporate governance listing standards, a majority of Applied’s directors must satisfy the NYSE criteria for independence. In addition to having to satisfy stated minimum requirements, no director qualifies under the standards unless the Board affirmatively determines the director has no material relationship with Applied. In assessing a relationship’s materiality, the Board has adopted categorical standards, which may be found via hyperlink from our website’s investor relations area.

The Board has determined that the directors other than Mr. Schrimsher, our President & Chief Executive Officer, meet these independence standards.

Director Attendance at Meetings

During the fiscal year ended June 30, 2014, the Board had five meetings. Each director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served.

Applied expects its directors to attend the annual meeting of shareholders, just as they are expected to attend Board meetings. All the directors attended last year’s annual meeting.

Meetings of Non-Management Directors

At the Board’s regular meetings, the non-management directors meet in executive sessions without management. Mr. Meier, the Board’s independent Chairman, calls and presides at the sessions. On the independent directors’ behalf, the Chairman provides feedback to management from the sessions, collaborates with management in developing Board meeting schedules and agendas, and performs other duties as determined by the Board or the Corporate Governance Committee.

Board Leadership Structure

The Board periodically evaluates its leadership structure under circumstances existing at the time. In fiscal 2012, the Board concluded it would be in the best interests of Applied and its shareholders to separate the positions of Chairman of the Board and Chief Executive Officer and to have an independent director serve as Chairman. The Board elected Mr. Meier its Chairman and he has continued in the role since that time.

Committees

The Board’s Audit, Corporate Governance, and Executive Organization & Compensation Committees are composed solely of independent directors, as defined in NYSE listing standards and Applied’s categorical standards, and, in the case of the Audit Committee, under federal securities laws.

The committee members’ names and number of meetings held in fiscal 2014 follow:

Committee	Members		Number of Meetings
Audit Committee	Vincent K. Petrella, chair Thomas A. Commes Peter A. Dorsman Edith Kelly-Green	J. Michael Moore Dr. Jerry Sue Thornton Peter C. Wallace	5
Corporate Governance Committee	L. Thomas Hiltz, chair Thomas A. Commes Peter A. Dorsman	Edith Kelly-Green Dan P. Komnenovich Dr. Jerry Sue Thornton	4
Executive Organization & Compensation Committee	Peter C. Wallace, chair L. Thomas Hiltz Dan P. Komnenovich	John F. Meier J. Michael Moore	5

We describe the committees below. Their charters, posted via hyperlink from the investor relations area of Applied’s website, contain more detailed descriptions. The Board also has a standing Executive Committee which, during intervals between Board meetings and subject to the Board’s control and direction, possesses and may exercise the Board’s powers. The Executive Committee, whose members include the Chairman, the Chief Executive Officer, and the committee chairs, met twice in fiscal 2014.

Audit Committee. The Audit Committee assists the Board in fulfilling its oversight responsibility with respect to the integrity of Applied’s accounting, auditing, and reporting processes. The committee appoints, determines the compensation of, evaluates, and oversees the work of the independent auditor, reviews the auditor’s independence, and approves non-audit work to be performed by the auditor. The committee also reviews, with management and the auditor, annual and quarterly financial statements, the scope of the independent and internal audit programs, audit results, and the adequacy of Applied’s internal accounting and financial controls.

The Board has determined that each Audit Committee member is independent for purposes of section 10A of the Securities Exchange Act of 1934 and that Mr. Petrella, Mr. Commes, and Ms. Kelly-Green are “audit committee financial experts,” as defined in Item 407(d)(5) of Securities and Exchange Commission (“SEC”) Regulation S-K.

The Audit Committee’s report is on page 45 of this proxy statement.

Corporate Governance Committee. The Corporate Governance Committee assists the Board by reviewing and evaluating potential director nominees, Board and CEO performance, Board governance, director compensation, compliance with laws, public policy matters, and other issues. The committee also administers long-term incentive awards to directors under the 2011 Long-Term Performance Plan.

Executive Organization & Compensation Committee. The Executive Organization & Compensation Committee monitors and oversees Applied’s management succession planning and leadership development processes, nominates candidates for the slate of officers to be elected by the Board, and reviews, evaluates, and approves executive officers’ compensation and benefits. The committee also administers incentive awards to executives under the 2011 Long-Term Performance Plan, including the annual Management Incentive Plan. Pay Governance LLC serves as the committee’s independent executive compensation consultant.

In approving executive officers’ compensation and benefits, the committee bases its decisions on a number of considerations, including the following: the committee’s own reasoned judgment; peer group and market survey information; recommendations provided by the independent consultant; and recommendations from Applied’s Chief Executive Officer as to the other executive officers’ compensation and benefits.

For more information on the committee, please read, beginning on page 15, the “Compensation Discussion and Analysis” portion of this proxy statement.

Board’s Role in Risk Oversight

Risk is inherent in every enterprise, and Applied faces many risks of varying size and intensity. While management is responsible for day-to-day management of those risks, the Board, as a whole and through its committees, oversees and monitors risk management. In this role, the Board is responsible for determining that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Board believes that robust communication with management is essential for risk management oversight. Senior management attends quarterly Board meetings and responds to directors’ questions or concerns about risk management and other matters. At these meetings, management regularly presents to the Board on strategic matters involving our operations, and the directors and management engage in dialogue about the company’s strategies, challenges, risks, and opportunities. The non-management directors also meet regularly in executive session without management to discuss a variety of topics, including risk.

While the Board is ultimately responsible for risk oversight, the committees assist the Board in fulfilling its responsibility in the areas described below, with each committee chair presenting reports to the Board regarding the committee’s deliberations and actions.

•	The Audit Committee assists with respect to risk management in the areas of financial reporting, internal controls, and compliance with legal and regulatory requirements.

•	The Executive Organization & Compensation Committee assists with respect to management of risks related to executive succession and arising from our executive compensation policies and programs.

•

The Corporate Governance Committee assists with respect to management of risks associated with Board organization and membership, and other corporate governance matters, as well as company culture and ethical compliance.

We have assessed the risks arising from Applied’s compensation policies and practices for employees, including the executive officers. The findings were reviewed with the Executive Organization & Compensation Committee. Based on the assessment, we believe our compensation policies and practices do not encourage excessive risk-taking and are not reasonably likely to have a material adverse effect on Applied.

Communications with Board of Directors

Shareholders and other interested parties may communicate with a director by writing to that individual c/o Applied’s Secretary at 1 Applied Plaza, Cleveland, Ohio 44115. In addition, they may contact the non-management directors or key Board committees by e-mail, anonymously if desired, through a form located in the investor relations area of Applied’s website at www.applied.com. The Board has instructed Applied’s Secretary to review these communications and to exercise judgment not to forward correspondence such as routine business inquiries and complaints, business solicitations, and frivolous communications.

Director Nominations

In identifying and evaluating director candidates, the Corporate Governance Committee first considers Applied’s developing needs and desired characteristics of a new director, as determined from time to time by the committee. The committee then considers various candidate attributes, including the following: business, strategic, and financial skills; independence, integrity, and time availability; diversity of gender, race, and other personal characteristics; and overall experience in the context of the Board’s needs. From time to time, the committee engages a professional search firm, to which it pays a fee, to assist in identifying and evaluating potential nominees.

The committee will also consider qualified director candidates recommended by our shareholders. Shareholders can submit recommendations by writing to Applied’s Secretary at 1 Applied Plaza, Cleveland, Ohio 44115. For consideration by the committee in the annual director nominating process, shareholders must submit recommendations at least 120 days prior to the anniversary of the date on which our proxy statement was released to shareholders in connection with the previous year’s annual meeting. Shareholders must include appropriate detail regarding the shareholder’s identity and the candidate’s business, professional, and educational background, diversity considerations, and independence. The committee does not intend to evaluate candidates proposed by shareholders differently than other candidates.

Transactions with Related Persons

Applied’s Code of Business Ethics expresses the principle that situations presenting a conflict of interest must be avoided. In furtherance of this principle, the Board has adopted a written policy, administered by the Corporate Governance Committee, for the review and approval, or ratification, of transactions with related persons.

The related party transaction policy applies to a proposed transaction in which Applied is a participant, the aggregate amount involved exceeds $50,000 in a fiscal year, and a director, executive officer or significant shareholder, or an immediate family member of such a person, has a direct or indirect material interest. The policy provides that the Corporate Governance Committee will consider, among other things, whether the transaction is on terms no less favorable than those provided to unaffiliated third parties under similar circumstances, and the extent of the related person’s interest. No director may participate in discussion or approval of a transaction for which he or she is a related person.

DIRECTOR COMPENSATION

Only non-employee directors receive compensation for service as directors. Mr. Schrimsher, our President & Chief Executive Officer, does not receive additional compensation for serving as a director.

Compensation Review

The Corporate Governance Committee reviews our directors’ compensation annually. The committee seeks to provide competitive compensation to assist with director retention and recruitment. If the committee believes a change is warranted to remain competitive considering the size and nature of our business, then the committee makes a recommendation to the Board of Directors.

The committee bases its recommendations on a number of considerations including published market survey data and the committee’s own reasoned judgment. In general, the committee targets median director compensation levels for comparably sized companies in similar industries, considering also the time commitments required of directors. A majority of the directors must approve a change.

Management assists the committee by preparing and presenting analyses at its request, but does not play a role in determining or recommending the amount or form of director compensation.

Components of Compensation Program

The primary components of the compensation program for non-employee directors follow:

•	Retainer. Directors earn a $13,750 quarterly retainer ($55,000 annually).

•

Meeting Fees. Directors earn a $1,500 fee for the first Board or committee meeting attended per day, and $500 for each additional meeting attended on the same day, up to a maximum of $2,500 per day. Directors may be similarly compensated if they attend other meetings or telephone conferences at the request of the Chairman or a committee chair. In addition, Applied pays directors $500 for an action taken by unanimous written consent.

•	Chairman Retainer. The independent Chairman earns an additional $7,500 quarterly retainer.

•

Committee Chair Retainer. The chairs of the Audit Committee, the Corporate Governance Committee, and the Executive Organization & Compensation Committee each earn an additional $1,875 quarterly retainer.

•

Long-Term Incentives. Annually, after reviewing survey data, the Corporate Governance Committee considers long-term incentive awards to directors. In 2014, the committee awarded each director 2,290 stock options and 1,131 restricted shares under the 2011 Long-Term Performance Plan. The stock options’ exercise price is the closing market price for Applied stock on the grant date. The options are exercisable immediately and expire on the tenth anniversary of the grant date. The restricted shares vest one year after the grant date, subject to conditions as to forfeiture and acceleration of vesting.

•

Deferred Compensation Plan for Non-Employee Directors. Pursuant to the Deferred Compensation Plan for Non-Employee Directors, and subject to Internal Revenue Code (“Code”) section 409A, a director may defer payment of future retainer and meeting fees. Deferred compensation is deemed invested, at a director’s option, in Applied stock and/or a money market fund, which earns interest at the prevailing market rate.

At the end of the quarter in which the fees would otherwise become due and payable, Applied transfers the amount deferred, in either cash or treasury shares (depending on the option chosen), to a grantor trust. In general, distribution of a director’s account commences in the manner — lump sum or up to 10 annual installments — and at the time designated in the director’s election form. The plan prohibits acceleration of distributions.

For calendar 2014, two directors deferred all or a portion of their retainer and meeting fees and elected to invest the fees in Applied stock. The Corporate Governance Committee recently amended the plan to provide that, beginning in calendar 2015, no new deferrals will be accepted.

•

Other Benefits. In addition to the items described above, Applied reimburses directors for travel expenses for attending meetings, as well as for expenses incurred in attending director education seminars and conferences. The directors also participate in our travel accident insurance plan. During the year, two directors participated in, but then withdrew from, a contributory health care plan. One director, Mr. Moore, maintains COBRA continuation coverage. Health care coverage is not made available to directors who joined the Board after 2010.

Stock Ownership Guideline

Applied expects each non-employee director to maintain, within five years of joining the Board, ownership of Applied shares valued at a minimum of five times the annual retainer fees, or $275,000. Directors may hold the shares directly or indirectly, including shares deemed invested in the Deferred Compensation Plan for Non-Employee Directors, but not including unexercised stock options. At June 30, 2014, each director, except one who joined the Board in 2012, owned shares valued in excess of the $275,000 guideline.

Director Compensation — Fiscal Year 2014

The following table shows information about non-employee director compensation in 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
William G. Bares (4)	33,000	0	0	0	33,000
Thomas A. Commes	73,750	52,840	35,227	0	161,817
Peter A. Dorsman	70,500	52,840	35,227	0	158,567
L. Thomas Hiltz	81,500	52,840	35,227	13,266	182,833
Edith Kelly-Green	70,500	52,840	35,227	0	158,567
Dan P. Komnenovich	68,500	52,840	35,227	0	156,567
John F. Meier	101,000	52,840	35,227	0	189,067
J. Michael Moore	71,000	52,840	35,227	17,796	176,863
Vincent K. Petrella	75,250	52,840	35,227	0	163,317
Dr. Jerry Sue Thornton	70,000	52,840	35,227	0	158,067
Peter C. Wallace	81,500	52,840	35,227	0	169,567

(1)	At June 30, 2014, each current non-employee director held 1,131 restricted shares. These shares will vest in January 2015. Applied pays dividends on restricted stock at the same rate paid to all shareholders and the directors hold voting rights for the shares. The amounts in the table represent the aggregate grant date fair value of the 2014 awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”).

(2)	At June 30, 2014, the current directors held the corresponding numbers of stock options: Mr. Commes — 22,224; Mr. Dorsman — 19,317; Mr. Hiltz — 36,109; Ms. Kelly-Green — 36,109; Mr. Komnenovich — 6,396; Mr. Meier — 30,109; Mr. Moore — 20,880; Mr. Petrella — 6,396; Dr. Thornton — 36,109; and Mr. Wallace — 22,317. In 2014, the Corporate Governance Committee awarded 2,290 stock options to each non-employee director. The amounts in the table represent the aggregate grant date fair value of the 2014 awards computed in accordance with FASB ASC Topic 718.

(3)	The amounts for Messrs. Hiltz and Moore reflect the value of health care benefits. Upon Mr. Moore’s withdrawal during the year from a contributory health care plan, Applied restarted $700 monthly payments required under a 1997 agreement with Mr. Moore, entered into when we acquired Invetech Company, for which he had served as Chairman and Chief Executive Officer. The payments continue for the lives of Mr. Moore and his spouse, and were intended to cover health insurance costs.

(4)	Mr. Bares retired from the Board in October 2013.

HOLDINGS OF MAJOR SHAREHOLDERS, OFFICERS, AND DIRECTORS

The following table shows beneficial ownership of Applied common stock, as of June 30, 2014, by (i) persons believed by us to own beneficially more than 5% of Applied’s outstanding shares, based on our review of SEC filings, (ii) all directors and nominees, (iii) the named executive officers included in the Summary Compensation Table on page 27, and (iv) all directors, nominees, and executive officers (as of June 30, 2014) as a group.

Name of Beneficial Owner	Shares Beneficially Owned on June 30, 2014 (1)	Percent of Class (%) (2)
Royce & Associates, LLC 745 Fifth Avenue, New York, New York 10151	4,110,405 (3)	9.9
BlackRock, Inc. 40 East 52nd Street, New York, New York 10022	3,706,919 (4)	8.9
Neuberger Berman Group LLC 605 Third Avenue, New York, New York 10158	3,074,337 (5)	7.4
The Vanguard Group, Inc. P.O. Box 2600, Valley Forge, Pennsylvania 19482-2600	2,455,247 (6)	5.9
Applied Industrial Technologies, Inc. Retirement Savings Plan c/o Wells Fargo Bank, N.A., 901 Marquette Avenue, Suite 500, Minneapolis, Minnesota 55402	2,219,681 (7)	5.3
Todd A. Barlett	43,978 (8)
Fred D. Bauer	116,444
Thomas A. Commes	58,505
Peter A. Dorsman	55,692
Mark O. Eisele	215,086
L. Thomas Hiltz	564,962 (9)	1.4
Edith Kelly-Green	79,943
Dan P. Komnenovich	14,575
John F. Meier	55,659
J. Michael Moore	81,764
Vincent K. Petrella	9,575
Neil A. Schrimsher	65,260
Dr. Jerry Sue Thornton	92,407
Peter C. Wallace	52,070
Carl E. Will	2,291
All Directors, Nominees, and Executive Officers as a Group (16 Individuals)	1,554,299 (10)	3.7

(1)	We determined beneficial ownership in accordance with SEC rules; however, the holders may disclaim beneficial ownership. Except as otherwise indicated, the beneficial owner has sole voting and dispositive power over the shares. The directors’ and named executive officers’ totals include the following shares that could be acquired within 60 days after June 30, 2014, by exercising vested stock options and stock-settled stock appreciation rights (“SARs”): Mr. Barlett — 24,825; Mr. Bauer — 47,025; Mr. Commes — 22,224; Mr. Dorsman — 19,317; Mr. Eisele — 67,725; Mr. Hiltz — 36,109; Ms. Kelly-Green — 36,109; Mr. Komnenovich — 6,396; Mr. Meier — 30,109; Mr. Moore — 20,880; Mr. Petrella — 6,396; Mr. Schrimsher — 39,750; Dr. Thornton — 36,109; Mr. Wallace — 22,317; and Mr. Will — 2,200. The totals also include the following shares held in nonqualified deferred compensation plan accounts for which the beneficial owner has voting, but not dispositive power: Mr. Barlett — 10,275; Mr. Commes — 11,958; Mr. Dorsman — 33,924; Mr. Eisele — 7,213; Ms. Kelly-Green — 7,961; Mr. Meier — 9,591; Mr. Moore —27,277; Dr. Thornton — 9,113; and Mr. Wallace — 15,246. Each non-employee director’s total also includes 1,131 restricted shares of stock, for which the director has voting but not dispositive power. The executive officers’ totals do not include unvested restricted stock unit holdings.

(2)	Does not show percent of class if less than 1%.

(3)	Royce & Associates, LLC, reported its ownership, including shares beneficially owned by affiliated entities, in a Form 13F filed with the SEC on August 11, 2014.

(4)	BlackRock, Inc. reported its ownership, including shares beneficially owned by affiliated entities, in a Schedule 13G filed with the SEC on January 28, 2014, indicating it had sole voting power for 3,584,633 shares and no voting power for the remaining shares.

(5)	Neuberger Berman Group LLC reported its ownership, including shares beneficially owned by affiliated entities, in a Form 13F filed with the SEC on August 5, 2014, indicating it had sole voting and shared dispositive power for 3,052,256 shares, and no voting but shared dispositive power for 22,081 shares.

(6)	The Vanguard Group, Inc. reported its ownership, including shares beneficially owned by affiliated entities, in a Form 13F filed with the SEC on August 11, 2014, indicating it had sole voting and dispositive power for 3,100 shares, sole voting and shared dispositive power for 56,203 shares, and no voting but sole dispositive power for 2,395,944 shares.

(7)	The trustee of the Applied Industrial Technologies, Inc. Retirement Savings Plan, a tax-qualified defined contribution plan with a Code section 401(k) feature, holds shares for the benefit of plan participants. Participants may vote shares allocated to their accounts and also vote on a pro rata basis, as named fiduciaries, plan shares for which no voting instructions are received.

(8)	Includes 100 shares owned by Mr. Barlett’s wife, who has sole voting and dispositive power.

(9)	Includes 500,000 shares held by the H.C.S. Foundation, a charitable trust of which Mr. Hiltz is one of five trustees, with sole voting and dispositive power. Pursuant to a Schedule 13D filed by the H.C.S. Foundation in 1989, the trustees, including Mr. Hiltz, disclaimed beneficial ownership of those shares.

(10)	Includes 439,166 shares that could be acquired by the individuals within 60 days after June 30, 2014, by exercising vested stock options and SARs. In determining ownership percentage, these stock option and SAR shares are added to both the denominator and the numerator. Also includes 31,205 shares held by Applied’s Retirement Savings Plan for the executive officers’ benefit; these shares are included too in the figure shown for the plan’s holdings.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis section provides details about the compensation program for Applied’s executive officers. It describes the company’s compensation philosophy and objectives, roles and responsibilities in making compensation decisions, the components of compensation, and the reasons for compensation adjustments, incentive payments, and long-term incentive grants made in fiscal year 2014.

It focuses in particular on 2014 compensation arrangements for the following executive officers (the “named executive officers”):

•	Neil A. Schrimsher, President & Chief Executive Officer
•	Mark O. Eisele, Vice President-Chief Financial Officer & Treasurer
•	Carl E. Will, Chief Commercial Officer (joined Applied in July 2013)
•	Fred D. Bauer, Vice President-General Counsel & Secretary
•	Todd A. Barlett, Vice President-Acquisitions and Global Business Development

This discussion and analysis should be read in conjunction with the Summary Compensation Table on page 27 and the additional tables and narrative disclosure that follow it.

Unless otherwise noted, references to years in the “Executive Compensation” section of this proxy statement mean Applied’s fiscal years ending on June 30.

Executive Summary of Significant Compensation-Related Developments

The Board’s Executive Organization & Compensation Committee (the “Committee”) continually seeks to strengthen the relationship between overall compensation and performance in order to maximize Applied’s long-term shareholder return. In recent years, the Committee’s efforts have included, among other actions, implementing major changes to the executive officers’ benefit programs (such as freezing the defined benefit pension plan) and eliminating perquisites.

In 2014, focusing on the primary elements of pay, the Committee continued to promote the alignment of Applied’s executive compensation program with shareholder interests:

•

Base salary and annual incentive pay. Based on competitive market data and subjective factors, the Committee made only modest adjustments to the executive officers’ base salaries and annual incentive target values.

•

Long-term incentives. Emphasizing performance in Applied’s incentive plans, the Committee for the second year awarded approximately half of each executive officer’s targeted long-term incentive value in the form of performance shares, tied to key company performance metrics. Stock-settled stock appreciation rights (“SARs”) and restricted stock units (“RSUs”) each represented about one-quarter of the targeted long-term incentive value.

Goal-setting is an important element of aligning incentive pay with performance, and Applied’s 2014 incentive plan payouts reflect the Committee’s discipline in this regard. Targeted goals set by the Committee at the beginning of the fiscal year, based on management’s business plan, were higher than the goals and actual results for 2013. However, with some headwinds from modest industrial end-markets combined with Applied’s ongoing phased enterprise resource planning system deployments, company operating performance declined in 2014, as shown below:

	2014	2013	2012
Sales	$2.460 billion	$2.462 billion	$2.375 billion
Earnings Before Interest, Tax, Depreciation, and Amortization (“EBITDA”)	$194.2 million	$204.5 million	$193.2 million
Net Income	$112.8 million	$118.1 million	$108.8 million
After-Tax Return on Assets (“ROA”)	10.2%	11.6%	11.8%

As a result, the executive officers earned annual incentive pay at 58% of individual target values.

While business performance was below expectations, our shareholders earned a 7% total return, including reinvested dividends, in 2014. $77.1 million of cash was returned to shareholders in the form of dividends and share repurchases during the year.

The Committee values shareholder opinion and, in performing its duties, reviews and takes into account the outcome of the annual advisory vote to approve the named executive officers’ compensation. This vote is intended to provide an overall assessment of our executive compensation program rather than to focus on specific compensation items. We are pleased to have earned the shareholders’ affirmation in 2013, with greater than 97% of the shares cast voting in favor, indicating strong support for our program.

Compensation Philosophy and Objectives

As with our overall business, Applied’s primary goal in compensating our executive officers is maximizing long-term shareholder return. In pursuing this goal, we seek to design and to maintain a program that will accomplish the following:

•	Attract and retain qualified and motivated executives by providing compensation that, at target performance, is competitive with our industry peers, and
•	Motivate executives to achieve goals, and to take appropriate risks, consistent with Applied’s business strategies.

Applied is an industrial distributor in a mature market. The business is competitive, with many other companies offering the same or substantially similar products and services. In this environment, attracting and retaining talented key employees is critical to our success. For this reason, we aim to design Applied’s executive compensation program to be competitive with other distributors’ programs. We also consider trends and practices outside the industry to understand leading or best practices and their potential implications for Applied.

Applied believes it is important for executives to focus on both short-term and long-term performance to maximize shareholder return. Accordingly, we provide annual and long-term incentive plans designed to align executives’ interests with those of shareholders.

Roles and Responsibilities

Executive Organization & Compensation Committee. The Committee is composed of independent directors and is responsible for the executive compensation program’s design and implementation. The Committee’s duties include the following:

•	Setting compensation components and levels for the Chief Executive Officer and the other executive officers,
•	Overseeing Applied’s executive compensation and benefit plans, including approving annual and long-term incentive awards, and

•	Approving incentive plan goals that use performance metrics and evaluating performance at the end of plan terms to determine whether goals have been achieved.

The Committee routinely receives a tally sheet displaying updated data with respect to material components of each executive’s compensation and benefits. This enables the Committee to make decisions with respect to each component in the context of total compensation.

Independent Compensation Consultant. Pay Governance LLC serves as the Committee’s independent compensation consultant, assisting the Committee in the following:

•	Establishing the executive compensation program’s components,
•	Analyzing the program’s competitiveness, and
•	Setting executive officers’ annual target compensation levels.

Pay Governance is engaged by and reports directly to the Committee. The firm’s representative directly interacts with the Committee chair between meetings and participates in meetings and performs assignments as requested. He also communicates with management to obtain information for completing assignments for the Committee. The firm submits its invoices to the chair for approval and payment by Applied.

Pay Governance performed no other work for Applied during the year and received no other compensation from Applied outside its engagement by the Committee. The Committee concluded, following a review of existing facts and circumstances, including factors specified in the NYSE’s listing standards, that the firm and its representative are independent from Applied’s management.

Management. While the Committee is responsible for the program’s design and implementation, management assists the Committee in several ways.

Key executives attend portions of Committee meetings at its invitation. They prepare and present analyses at the Committee’s request, and regularly report on Applied’s performance. Our Chief Executive Officer also reports on the other executive officers’ individual performance and offers recommendations regarding their pay. The Committee sets the executive officers’ pay in executive session without management present.

Management assists the Committee’s consultant by providing compensation data and other input and helping the consultant understand Applied’s organizational structure, business plans, goals, and performance, and the competitive landscape. Management does not have its own executive compensation consultant.

Executive Compensation Program Overview

Structure. The compensation program for executive officers includes the following components:

•	Base salary,
•	Annual incentives,
•	Long-term incentives,
•	Qualified, nonqualified, and welfare plan benefits, and
•	Change in control and termination benefits.

Base salary, annual incentives, and long-term incentives are the primary components. The Committee sets base salaries to be competitive with market medians for similar positions in peer distribution companies. Annual incentive pay rewards the achievement of annual earnings and cash flow goals, and incorporates an assessment of individual performance. Longer-term financial goals (including EBITDA and ROA), stock price appreciation, and executive retention are promoted through long-term incentive awards including performance shares, SARs, and RSUs. Target annual and long-term incentives aim to reflect market median practices of peers in order to deliver total target compensation in line with the medians of distribution peers. Actual incentive pay depends in large part on how Applied performs relative to its target performance goals. As a result, actual compensation earned by executives from annual and long-term incentives can vary significantly based on the company’s financial and stock price performance.

Applied’s compensation practices reflect a pay-for-performance philosophy. A majority of the named executive officers’ compensation is “at risk” and tied to company-wide performance. Moreover, incentive compensation generally makes up a greater share of the overall opportunity for executives in more senior positions.

Applied also believes that programs leading to equity ownership promote the alignment of executives’ interests with shareholders’. However, the long-term incentive program is structured in a manner that avoids excessive dilution, with annual share utilization targeted below 1% of shares outstanding. The Committee periodically reviews share utilization in relation to market practices.

The Committee generally determines each executive officer’s base salary, annual incentive target compensation (expressed as a percentage of base salary), and long-term incentive target compensation independently from the other primary components of compensation. Nevertheless, the Committee also reviews data regarding total target cash compensation (salary plus annual incentive target compensation) and total target compensation (salary plus annual incentive target compensation plus long-term incentive target compensation) and considers the information contextually when evaluating each component.

The result is a mix among base salary, annual incentive target compensation, and long-term incentive target compensation, as well as between cash and equity-based incentives, that is competitive with market practices.

The table below shows the allocation (rounded) of opportunities provided in 2014 to the named executive officers in the forms of base salary, annual incentive target opportunity, and long-term incentive target opportunity (awarded in equity-based instruments).

Name	Base Salary (% of Total)	Annual Incentive Target Opportunity (% of Total)	Long-Term Incentive Target Opportunity (% of Total)
N. Schrimsher	25	25	50
M. Eisele	36	24	40
C. Will	37	24	39
F. Bauer	41	22	37
T. Barlett	41	21	38

As reflected in the table, more senior executives have more pay at risk. Mr. Schrimsher, our Chief Executive Officer, earns a higher salary than the other named executive officers, but his compensation is more heavily weighted toward incentive pay, particularly long-term incentives. This distinction is appropriate considering his responsibility and influence over Applied’s performance and is typical among the companies in the peer group described below.

Competitive Pay Review in 2014. To help evaluate Applied’s executive compensation, the Committee created a peer group of distribution companies, primarily industrial distributors, believing this group reflects the company’s principal market for senior executives. Comparisons with other distributors provide the Committee greater insight into executive pay and benefits at companies in similar market environments.

With assistance from Pay Governance, the Committee selected a group of 16 companies with fiscal 2012 sales ranging from $800 million to $6.6 billion, and median sales of $2.3 billion, compared with Applied’s 2012 sales of $2.4 billion. Each peer group company disclosed compensation data for its top officers in SEC filings. Management did not participate in selecting the companies.

The companies were the same as those used in the previous year’s peer group, except for two companies, Brightpoint, Inc. and Interline Brands, Inc., which had been acquired and whose executive compensation data were no longer available.

The 2014 peer group (the “Peer Group”) included the following companies:

AAR Corp. A. M. Castle & Co. Airgas, Inc. Anixter International Inc. DXP Enterprises, Inc. Fastenal Company	H&E Equipment Services, Inc. Kaman Corporation LKQ Corporation MSC Industrial Direct Co., Inc. Metals USA Holdings Corp.	Olympic Steel, Inc. Park-Ohio Holdings Corp. ScanSource, Inc. WESCO International, Inc. Watsco, Inc.

After the Peer Group was selected, Pay Governance prepared a compensation review and assessment, analyzing the competitiveness of the named executive officers’ target compensation relative to comparable Peer Group data, adjusting the data to reflect Applied’s sales being greater than the Peer Group median. The study identified Peer Group pay for each position at the 50th and 75th percentile levels. The 50th percentile is referred to here as the “market median” and represents Applied’s target pay objective.

Beyond the Peer Group data, Pay Governance presented other competitive pay data from broad surveys of companies in many industries, produced by several leading compensation consulting firms. The Committee requested this supplemental data as a secondary resource to help confirm the reliability of the Peer Group data.

Pay Governance analyzed base salary, annual incentive target compensation, total cash target compensation (base salary plus annual incentive target compensation), long-term incentive target compensation, and total direct target compensation (total cash target compensation plus long-term incentive target compensation).

Pay Governance also compared Applied’s business performance, over one, three, and five years, with the Peer Group companies’ performance, considering various business metrics as well as total shareholder return. Performance comparisons assist the Committee in examining how Applied’s executive pay aligns with company performance relative to peers.

Using Pay Governance’s study, the Committee evaluated each primary compensation component. In most years, including 2014, the Committee seeks to compensate executives near the market median if Applied’s performance targets are met. Sustained performance below target levels should result in realized total compensation below market medians, and performance that exceeds target levels should result in realized total compensation above market medians.

It is important to note, however, that market medians and the ranges around them only represent beginning reference points; the Committee also uses its subjective judgment to adjust targeted compensation to reflect factors such as individual performance and skills, long-term potential, tenure in the position, internal equity, retention considerations, and the position’s importance in Applied’s organization.

Components of Compensation

Base Salary. The Committee observes a general policy that base salaries for executive officers who have been in their positions for at least three years and are meeting performance expectations should be near the market median for comparable positions. As with all components of pay, however, the Committee, using its subjective judgment, sets salaries higher or lower to reward individual performance and skills and other considerations such as those mentioned above.

In 2014, after considering the Peer Group data, executive pay trends in the broader market, and the more subjective factors referenced above, the Committee adjusted modestly upward (about 3% for Mr. Schrimsher) the base salaries for three named executive officers. The Committee’s actions reflected a discipline of managing base salaries within the framework of Applied’s pay philosophy and competitive data.

Annual Incentives. Using annual incentive plans, the Committee seeks to reward the executive officers, in cash, for achieving fiscal year goals. In general, the Committee seeks to pay total cash compensation near the market median when Applied meets its performance goals, and to pay substantially above (or below) the market median when Applied substantially exceeds (or falls short of) its goals. If Applied does not achieve a threshold performance level, then the executive officers do not earn annual incentive pay and fall substantially below the market median.

In 2014, each executive officer participated in the annual Management Incentive Plan. At the beginning of the fiscal year, after the Board reviews Applied’s annual business plan as prepared and presented by management, the Committee develops objective performance goals and targets for the Management Incentive Plan. The Committee considers the market outlook and the business plan, along with the available opportunities and attendant risks.

For the 2014 Management Incentive Plan, consistent with recent years, the Committee set goals tied to the following performance measures, which it considers to be key indicators of shareholder value creation:

•	Net income — bottom-line profitability; and
•	Cash provided by operating activities — a cash-based measure of company performance.

The Committee sets goals it believes are attainable, but that require executives to perform at a consistently high level to achieve target award values. As illustrated in the table below, target and maximum incentive objectives represented significant improvements over 2013 results. The Committee set the following 2014 goals:

Net Income (weighted 75%)	Under $110.25 million	$110.25 million	$129.70 million	$162.13 million
% of Prorated Portion of Target Award	0%	50%	100%	200%
% Improvement Compared with 2013 Result	—	(6.7)%	9.8%	37.2%

Cash Provided by Operating Activities (weighted 25%)	Under $105.91 million	$105.91 million	$124.60 million	$155.75 million
% of Prorated Portion of Target Award	0%	50%	100%	200%
% Improvement Compared with 2013 Result	—	(4.9)%	11.9%	39.8%

As shown above, 2014 payouts could have ranged from 0% to 200% of the executive officers’ target award values. The Committee established this range, consistent with prior years, after considering Pay Governance’s guidance as to market practices. Payouts for each performance measure were to be prorated on a straight-line proportional basis for results falling between the threshold 50%, 100%, and maximum 200% payout levels. In addition, except for Mr. Schrimsher, individual payouts were further subject to positive or negative adjustment, up to 20%, based on the Committee’s subjective evaluation of individual performance.

The Committee assigns an annual incentive target, expressed as a percentage of salary, to each executive officer. The Committee assigned target percentages for 2014 to approximate market practices, as shown in Pay Governance’s review. Mr. Schrimsher’s target percentage remained the same as in 2013. The 2014 Management Incentive Plan targets for the named executive officers follow:

Name	Base Salary ($)	Incentive Target (%)	Target Award Value ($)
N. Schrimsher	795,000	100	795,000
M. Eisele	438,000	65	284,700
C. Will	400,000	60	240,000
F. Bauer	376,700	53	199,651
T. Barlett	320,000	50	160,000
As a result of Applied’s 2014 performance, the Management Incentive Plan payout formula was as follows:
Goal	2014 Achievement	% Change Compared with 2013	Payout as % of Prorated Portion of Target Award
Net Income (weighted 75%)	$112.82 million	(4.5)%	56.6%
Cash Provided by Operating Activities (weighted 25%)	$110.11 million	(1.0)%	61.2%
			Overall Payout as % of Target Award: 57.8%

Annual incentive plan payouts in 2014 for the named executive officers are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table at page 27.

Long-Term Incentives. The Committee makes long-term incentive awards to the executive officers annually under the 2011 Long-Term Performance Plan. The plan seeks to reward executives for achieving long-term goals and authorizes incentive awards in a variety of forms. The Committee typically makes awards near the beginning of the year, after reviewing the previous fiscal year’s financial results.

As with the other primary compensation components, the Committee sets the awards’ value after reviewing the independent consultant’s target compensation study. In most years, the Committee seeks to provide awards with a targeted value near the market median for equivalent positions, with variation to reward individual performance and skills, as well as to reflect factors such as long-term potential, responsibility, tenure in the position, internal equity, retention considerations, and the position’s importance in Applied’s organization.

The Committee uses long-term incentive awards for purposes of motivation, alignment with long-term company goals, and executive retention. The Committee intends to pay total long-term compensation near the market median when Applied meets its goals and above when Applied exceeds its goals. If goals are not met, then long-term compensation should fall below the market median.

Pay Governance’s 2014 study indicated Applied’s long-term incentive target compensation values for the named executive officers were generally well below market levels. With this background, and after considering the more subjective factors referenced above, the Committee approved increases to the incumbents’ long-term incentive target values ranging from 5% to 17%.

Emphasizing performance, the Committee awarded the executives’ long-term incentive target value approximately one-half in three-year stock-settled performance shares, one-quarter in SARs, and one-quarter in RSUs. The Committee believes this combination appropriately balances the vehicles’ distinct purposes. The awards also reflect the Committee’s subjective judgment regarding the portion of incentive earnings that should be paid in shares.

In determining numbers of performance shares to be targeted and SARs and RSUs to be awarded, the Committee valued Applied’s shares using a methodology based on the 90-day average closing share price prior to the grant date, after considering Pay Governance’s input on market practices and the desirability of reducing the impact of short-term stock price volatility. The Grants of Plan-Based Awards table on page 29 shows the threshold, target, and maximum payouts for the performance shares, as well as the number of SARs and RSUs awarded to the named executive officers.

The following paragraphs describe the three types of long-term incentive awards made in 2014, as well as performance for the year under outstanding performance share programs:

•

SARs. The value of these awards depends on Applied’s stock price growth; until Applied produces financial results that are recognized by the stock market and create gains for all shareholders, SARs have no value to executives. The base stock price is the market closing price on the grant date. SARs have a ten-year term and vest 25% on each of the first through fourth anniversaries of the grant date, subject to continuous employment with Applied, thereby promoting executive retention. In addition, unvested SARs vest on an executive officer’s retirement.

The Committee intends for SARs to align the interests of management and shareholders in achieving long-term growth in the value of Applied’s stock by using a form of award the value of which is determined primarily by long-term stock price appreciation. The four-year vesting period, ten-year term, and stock-settled nature of the SARs are consistent with this purpose. Moreover, SARs are less dilutive than stock options, further protecting shareholder interests.

•

RSUs. RSUs are grants valued in shares of Applied stock, but shares are not issued to executives until the grants vest on the third anniversary of the award date, assuming continued employment with Applied. The Committee believes cliff vesting for restricted stock is more demanding than typical market practice, but appropriate considering the nature of the award. The RSUs do vest, albeit on a pro rata basis, if an executive retires during the three-year term. Applied pays dividend equivalents on RSUs on a current basis, which rewards management for total returns delivered to shareholders.

The Committee considers RSUs to be a good tool for retaining executives. Because their value will increase or decrease over the three-year vesting period along with Applied’s stock, RSUs also promote efforts to maximize long-term shareholder return.

•

2014-2016 Performance Shares. At the beginning of a three-year performance shares period, the Committee sets a target number of shares of Applied stock to be paid to each executive at the end of the period, assuming continued employment with Applied. The actual payout earned is calculated, relative to the target payout, based on Applied’s achievement of objective performance goals. If an executive retires during the three-year term, the performance shares vest on a pro rata basis, tied to the period worked and actual performance during that period.

Each year, as a new three-year period begins, the Committee reviews the business plan and market outlook for the period. Then, after also considering the independent consultant’s guidance as to market practices, the Committee determines the performance measures and goal ranges at which payouts can be earned. The Committee sets goals it believes are attainable without inappropriate risk-taking, but that still require executives to perform on a sustained basis at a consistently high level to achieve the targeted payout.

Payouts can range from 0% to 200% of the target number of shares. The target payout is 100% of the target number assigned to the executive. The Grants of Plan-Based Awards table on page 29 shows the threshold, target, and maximum payouts for performance shares awarded to the named executive officers in 2014.

Because the payout is measured in number of shares, the award’s value depends on both the company’s operating performance and its stock price, motivating executives throughout the performance period with regard to both.

Performance shares provide incentives to achieve goals over a three-year period. For the 2014-2016 performance shares, the Committee set separate goals for each year of the period, with 75% of an award tied to Applied’s EBITDA and 25% to ROA. EBITDA is calculated from our financial statements by starting with operating income, as shown in the statements of consolidated income, and adding the following items from the statements of consolidated cash flows: depreciation and amortization of property, amortization of intangibles, amortization of stock option and appreciation rights, and goodwill or intangibles impairment (if any). ROA is calculated by dividing annual net income by average monthly assets for the year. ROA improvements can be achieved by, among other things, increasing sales, margin, and inventory turnover, all of which are important annual and long-term objectives for industrial distributors.

The Committee considered these financial metrics to be appropriate measures of management’s impact on the company’s operating performance and efficiency over a three-year period. The metrics also balanced the annual incentive plans’ focus on bottom-line results and cash flow.

Each participant’s targeted number of performance shares for the three-year period is, in effect, divided into one-third for each fiscal year. Shares awarded for achievement during a particular fiscal year are then “banked” for distribution at the end of the three-year term and do not affect the banking of shares for the other years.

The goals for the first year of the performance period, 2014, follow:

EBITDA (weighted 75%)	Under $182.00 million	$182.00 million	$227.50 million	$284.38 million
% of Prorated Portion of Target Share Award for 2014	0%	50%	100%	200%
% Improvement Compared with 2013 Result	—	(11.0)%	11.2%	39.1%

ROA (weighted 25%)	Under 9.4%	9.4%	11.8%	14.8%
% of Prorated Portion of Target Share Award for 2014	0%	50%	100%	200%
% Improvement Compared with 2013 Result	—	(19.0)%	1.7%	27.6%

As shown above, banked awards could range from 0% to 200% of the executive officers’ target share award values. The Committee established this range after considering Pay Governance’s guidance as to market practices. Awards for each performance measure were to be prorated on a straight-line proportional basis for results falling between the threshold 50%, 100%, and maximum 200% payout levels.

In 2014, as a result of achieving incentive goals, the participants banked awards, to be distributed in shares of Applied stock following the end of 2016, as follows:

2014 Goal	Achievement	Banked Award as % of Target Performance Shares for 2014
EBITDA (weighted 75%)	$194.2 million	63.4%
ROA (weighted 25%)	10.2%	66.7%
		Overall: 64.2%

•

2013-2015 Performance Shares (2014 performance). As noted above, the Committee sets separate goals for each year of a three-year performance share program. So, while 2014 was the first year of the 2014-2016 performance period, it was also the second year of the 2013-2015 period and the third year of the 2012-2014 period. For the 2013-2015 program, the 2014 goals, set in August 2012, follow:

EBITDA (weighted 75%)	Under $207.60 million	$207.60 million	$259.50 million	$324.38 million
% of Prorated Portion of Target Share Award for 2014	0%	50%	100%	200%

ROA (weighted 25%)	Under 11.3%	11.3%	14.1%	17.6%
% of Prorated Portion of Target Share Award for 2014	0%	50%	100%	200%

With 2014 performance falling short of these goals, the participants did not bank awards for 2014.

•	2012-2014 Performance Shares (2014 performance). The goals for the third and final year of the 2012-2014 program, set in August 2011, follow:

EBITDA (weighted 75%)	Under $202.56 million	$202.56 million	$253.20 million	$274.75 million
% of Prorated Portion of Target Share Award for 2014	0%	50%	100%	200%

ROA (weighted 25%)	Under 10.9%	10.9%	13.6%	17.0%
% of Prorated Portion of Target Share Award for 2014	0%	50%	100%	200%

With 2014 performance falling short of these goals, the participants did not bank awards for 2014.

Qualified, Nonqualified, and Welfare Plan Benefits. Through the plans described below, we seek to provide personal security and other benefits comparable to those available at Peer Group and other similarly sized companies. The Committee, with its independent consultant’s assistance, reviews executive-level benefits periodically and compares them with market survey information, considering executives’ positions and years of service.

•

Qualified savings plan. Applied maintains a defined contribution plan with a section 401(k) feature (the Retirement Savings Plan, or “RSP”) for eligible U.S. employees, including the named executive officers.

•

Key Executive Restoration Plan. The Committee believes that providing competitive supplemental retirement benefits is important for executive recruitment and retention. There are statutory limits, however, on the value of benefits these executives can receive under the company’s qualified savings plan.

Accordingly, in 2012 the Committee adopted the Key Executive Restoration Plan (the “KERP”), an unfunded, nonqualified deferred compensation plan. The KERP replaced the Supplemental Executive Retirement Benefits Plan (the “SERP”), which is described below. To participate in the KERP, an executive must be designated by the Committee or the Board. Applied credits a bookkeeping account for each participant with an amount equal to (i) 6.25% (unless the Committee or the Board specifies a different percentage) of the participant’s base salary and annual cash incentive pay for the payment period, minus (ii) the amount of company contributions credited to the participant under the RSP. To be eligible for KERP account credits, participants must be employed on the last day of a payment period or have retired, died, or become disabled during the payment period. Applied uses calendar years for payment periods. Unless otherwise provided by the Committee or the Board, credits to a participant’s account vest based on years of service with Applied, 25% per year.

In addition, a participant will be 100% vested in the event of attainment of age 65, death, disability, or certain separations from service within one year after a change in control (as defined in the KERP). Each participant’s account balance is deemed invested in mutual funds selected by the participant from those available in the KERP.

The Committee has designated each named executive officer as a participant. The Committee set the account credit percentage for Mr. Schrimsher at 10% and for Mr. Will at 8% and provided that each will vest in 50% of his account after three years of service, 75% after four years, and 100% after five years.

•

Nonqualified deferred compensation plans. Applied also maintains plans that permit highly compensated U.S. employees to defer receiving portions of base salary and cash incentive awards and to accumulate nonqualified savings. Applied does not contribute to these plans, and participants are not provided above-market or guaranteed returns. We describe the plans, along with the KERP, more fully in “Nonqualified Deferred Compensation,” at page 31.

•

Supplemental Executive Retirement Benefits Plan. Applied maintains the SERP, a nonqualified defined benefit plan that was frozen in 2012, for executive officers designated as participants by the Board or the Committee prior to that time.

The Committee froze participation in the SERP and the accrual of additional plan benefits, by virtue of years of service and compensation levels, for existing participants. The Committee’s action followed a detailed review, with Pay Governance’s assistance, of executive retirement benefit programs prevalent among Peer Group companies and in the broader market.

Normal SERP retirement benefits are payable upon separation from service after attainment of age 65 to participants with at least five years’ credited service as an executive officer. Reduced benefits are available to participants who separate from service with at least 10 years’ credited service with Applied, five as an executive officer.

Messrs. Barlett, Bauer, and Eisele participated in the SERP and, subject to the vesting criteria described above, have historical benefits accrued. Their accrued benefits are described in “Pension Plans,” beginning at page 32.

•

Welfare plans. Applied maintains a health care plan as well as life and disability insurance plans for full-time U.S. employees. Executive officers may also participate in executive life and disability insurance programs.

•

Retiree health care program. Applied provides retiree health care coverage, through third-party policies, to executive officers who retire after reaching age 55, with participants paying the premiums that active employees pay for Applied’s plan. When the retiree attains age 65, the program becomes a Medicare supplement. Individuals first elected as executive officers after 2012 are not, however, eligible for this program.

Perquisites and Other Personal Benefits. Three years ago, with Pay Governance’s assistance, the Committee completed a detailed review of perquisites and personal benefits provided to executive officers by Applied’s peers and in the broader market. As a result, the Committee concluded that providing certain perquisites and personal benefits was no longer warranted to attract and retain superior employees for key positions.

Accordingly, in 2012 the Committee ceased providing to Applied’s executive officers the following: an automobile allowance and related gas and maintenance payments; reimbursement and tax gross-up for financial planning, estate planning, and tax return preparation services; an annual executive physical examination; reimbursement and tax gross-up for spousal travel and child care tied to approved business trips; and club memberships for business purposes (which were available for personal use too, with the executive bearing personal use expenses).

Applied provides executive officers five weeks’ annual vacation per calendar year; other employees get five weeks when they achieve 25 years of service. Unused vacation time is forfeited at the end of each calendar year.

Change in Control and Termination Benefits. Upon his hire, Applied and Mr. Schrimsher entered into a CEO-level executive severance agreement providing termination benefits as described in “Potential Payments upon Termination or Change in Control,” on page 34. Applied does not have employment contracts with the other named executive officers (Mr. Will was provided a severance agreement to induce him to join Applied, but the agreement expired in July 2014), nor does it have a formal executive severance policy. The Committee retains discretion to determine severance benefits, if any, to be offered to the other named executive officers if the company terminates their employment, other than in the circumstance of a change in control.

The company’s only change in control agreements are with its executive officers. These arrangements are designed to retain executives and to promote management continuity if an actual or threatened change in control occurs. The Board approved the agreements primarily because it believes that the executives’ continued attention and dedication to their duties under the adverse circumstances attendant to a change or potential change in control are ultimately in the best interests of Applied and its shareholders.

The agreements provide severance benefits if an executive’s employment is terminated by the officer for “Good Reason” or by Applied “Without Cause” (each as defined in the agreements), if the termination occurs within three years (two years for Messrs. Schrimsher and Will) after a change in control. The executive, in turn, must not compete with Applied for one year following termination (three years for Messrs. Schrimsher and Will). Change in control agreements entered into subsequent to 2011, including those with Messrs. Schrimsher and Will, do not include a gross-up for excise taxes. We describe the agreements more fully on pages 35-36 of this proxy statement.

Stock Ownership Guidelines

The Committee believes executives should accumulate meaningful equity stakes in Applied to align their economic interests with shareholders’ interests, thereby promoting the objective of increasing shareholder value. Accordingly, we have adopted stock ownership guidelines, requiring that executive officers not dispose of stock unless their “owned” shares’ market value equals or exceeds the following annual base salary multiples immediately after the disposition:

Chief Executive Officer	5x salary
Other Executive Officers	3x salary

“Owned” shares, per the guidelines, include those owned outright, those owned beneficially in Applied’s Retirement Savings Plan and other deferred compensation plans, and RSUs, but do not include SARs or performance shares.

The guidelines are not mandatory in the sense that they do not require an executive immediately to acquire shares if his or her ownership is below the applicable guideline.

Until the guideline is achieved, executives are required to retain net shares received as a result of the exercise of SARs or the vesting of RSUs or performance shares. “Net shares” are those shares that remain after shares are sold or netted to pay withholding taxes.

At June 30, 2014, the value of the holdings (determined as described above) of the named executive officers and their individual guidelines were as follow:

Name	Value of Holdings of Applied Stock ($)	Guideline ($)
N. Schrimsher (hired in October 2011)	3,847,515	3,975,000
M. Eisele	8,160,479	1,314,000
C. Will (hired in July 2013)	116,222	1,200,000
F. Bauer	3,995,951	1,130,100
T. Barlett	1,364,789	960,000

The Committee monitors compliance with the guidelines, interprets the guidelines, and must approve exceptions. The Committee also periodically reviews the guidelines and compares them with market data reported by the independent consultant and others.

Consistent with the objectives of the stock ownership guidelines, the company prohibits its insiders from engaging in:

•	Short sales of Applied’s stock;
•	Market transactions in puts, calls, warrants, or other derivative securities based on Applied stock; and
•	Certain hedging or monetization transactions, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds.

Clawback Provisions

Because incentive awards are intended to motivate executives to act in Applied’s best interests, the Committee includes provisions in the award terms to claw back compensation under certain circumstances:

•

The Committee may terminate or rescind an award and, if applicable, require an executive to repay cash or shares (and dividends, distributions, and dividend equivalents paid thereon) issued pursuant to the award within the previous 12 months (and proceeds thereof), if the Committee determines that, during the executive’s employment with Applied or during the period ending 12 months following separation from service, the executive competed with Applied or in certain other circumstances engaged in acts inimical to Applied’s interests. The Committee adopted the 12 month periods effective beginning with award programs approved in August 2012, an increase from the six month periods used previously.

•

The Committee may require an executive to repay cash or shares (and dividends, distributions, and dividend equivalents paid thereon) issued pursuant to an award within the previous 36 months (and proceeds thereof) if (i) Applied restates its historical consolidated financial statements and (ii) the Committee determines that (x) the restatement is a result of the executive’s, or another executive officer’s, willful misconduct that is unethical or illegal, and (y) the executive’s earnings pursuant to the award were based on materially inaccurate financial statements or materially inaccurate performance metrics that were invalidated by the restatement.

Tax Deductibility and Regulatory Considerations

Code section 162(m) limits the amount of compensation a publicly held corporation may deduct as a business expense for federal income tax purposes. That limit, which applies to the chief executive officer and the three other most highly compensated executive officers (but excluding the chief financial officer), is $1 million per individual per year, subject to certain exceptions. The law provides an exception for performance-based compensation.

In general, the Committee seeks to preserve the tax deductibility of compensation without compromising the Committee’s flexibility in designing an effective, competitive compensation program. Applied intended for awards under most executive incentive programs — annual incentive plan awards (for the Chief Executive Officer), performance share payouts, and income from the exercise of SARs — to qualify as performance-based compensation.

In making long-term incentive grants, the Committee considers executive retention to be a key objective. Accordingly, the Committee uses RSUs as one of three award vehicles, although RSUs represent only about one-quarter of the target long-term incentive value. RSUs do not qualify as performance-based compensation, but the Committee believes that drawback is outweighed by the awards’ beneficial impact on executive retention.

Conclusion

The Committee reviews all components of Applied’s executive compensation program. When making a decision regarding any component of an executive officer’s compensation, the Committee takes into consideration the other components.

The Committee believes that the executive officers’ compensation is appropriate and that the program’s components are consistent with market standards. The program takes into account Applied’s performance compared to the Peer Group, and appropriately aligns executive compensation with Applied’s annual and long-term financial results and to long-term financial return to shareholders. The Committee believes the foregoing philosophy is consistent with Applied’s culture and objectives and will continue to serve as a reasonable basis for administering Applied’s total compensation program for the foreseeable future.

Summary Compensation Table — Fiscal Years 2014, 2013, and 2012

The following table summarizes information, for the years ended June 30, 2014, 2013, and 2012, regarding the compensation of Applied’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers at June 30, 2014. Mr. Schrimsher joined Applied in October 2011. Mr. Will joined Applied in July 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Neil A. Schrimsher President & Chief Executive Officer	2014	795,000	0	1,353,644	391,153	459,272	0	150,780	3,149,849
	2013	770,000	0	1,190,847	440,729	596,519	0	242,148	3,240,243
	2012	501,923	500,000	2,850,910	916,918	580,500	0	132,287	5,482,538
Mark O. Eisele Vice President – Chief Financial Officer & Treasurer	2014	438,000	0	409,124	117,346	164,471	0	36,487	1,165,428
	2013	438,000	0	396,949	147,337	203,591	241,307	54,727	1,481,911
	2012	438,000	0	331,728	104,153	263,326	1,037,615	45,303	2,220,125
Carl E. Will Chief Commercial Officer	2014	377,011	0	343,468	98,347	138,648	0	17,424	974,898
Fred D. Bauer Vice President – General Counsel & Secretary	2014	376,700	0	298,006	84,936	115,338	45,525	33,465	953,970
	2013	365,700	0	290,567	107,620	150,152	89,117	54,786	1,057,942
	2012	355,000	0	227,284	75,748	188,526	936,064	41,168	1,823,790
Todd A. Barlett Vice President – Acquisitions and Global Business Development	2014	320,000	0	252,544	73,760	92,432	0	22,844	761,580
	2013	305,000	0	229,172	84,559	106,328	143,555	38,038	906,652
	2012	288,000	0	185,916	56,802	129,859	592,526	37,918	1,291,021

(1)	Mr. Schrimsher’s 2012 amount was a cash signing bonus paid as part of a package to induce him to join Applied and to compensate him for moving-related expenses not covered by Applied’s standard associate relocation program.

(2)	Amounts represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used to determine the awards’ grant date fair values are described in the notes to Applied’s consolidated financial statements, included in our annual reports to shareholders for those years. The 2014 awards are described in the Compensation Discussion and Analysis at pages 20-22 and the Grants of Plan-Based Awards table at page 29. The amounts reported for 2014 in the Stock Awards column are totals of the following:

Name	RSUs ($)	Performance Shares ($)
N. Schrimsher	436,364	917,280
M. Eisele	131,924	277,200
C. Will	111,628	231,840
F. Bauer	96,406	201,600
T. Barlett	81,184	171,360

The performance shares’ grant date fair values assume performance at the target level of achievement. If instead it was assumed that the highest level of performance would be achieved, then the grant date fair values would be twice the amounts reported for the performance shares.

(3)	The 2014 amounts reflect Management Incentive Plan earnings.

(4)	Messrs. Barlett, Bauer, and Eisele participated in the Supplemental Executive Retirement Benefits Plan, a nonqualified defined benefit plan that was frozen in 2012. The amounts in this column reflect the increases in the estimated actuarial present values of their historical accrued benefits. Messrs. Barlett and Eisele are fully vested in their benefits and Mr. Bauer is partially vested.

The 2014 figure is the difference between the number shown in the Pension Benefits table on page 34 for 2014 year-end and the same item calculated for July 1, 2013. See the notes to that table for information regarding how estimated amounts were calculated. The present values of the benefits for Messrs. Barlett and Eisele decreased by $14,897 and $12,817, respectively, in 2014, but, pursuant to SEC rule, the changes in value are shown as $0.

In 2012, the Committee stopped the accrual of additional plan benefits by virtue of years of service and compensation levels. The values in this column for 2014 and 2013 relate to changes in the discount rate and the components of the three-segment interest rate structure, as well as to mortality factor adjustments, as described below.

The SERP uses interest rates and mortality tables imposed on tax-qualified pension plans by Code section 417(e). Values for 2014 reflect a 2.75% discount rate and a three-segment interest rate structure in effect for January 2014, with 1.24% for the first five years, 4.42% for the next 15 years, and 5.40% thereafter.

Values for 2013 reflect a 3.00% discount rate and a three-segment interest rate structure in effect for January 2013, with 1.00% for the first five years, 3.73% for the next 15 years, and 4.89% thereafter. Values for 2012 reflect a 2.75% discount rate and a three-segment interest rate structure in effect for January 2012, with 1.84% for the first five years, 4.36% for the next 15 years, and 5.19% thereafter.

In addition, in each successive year, the mortality table reflected adjustments pursuant to Code section 417(e). Present values were determined assuming no probability of termination, retirement, death, or disability before normal retirement age (age 65).

(5)	Amounts in this column for 2014 are totals of the following:

•	Retirement Savings Plan (section 401(k) plan) contributions,
•	KERP account credits,
•	Company contributions for executive life insurance, for a $300,000 benefit, and
•	Estimated values of perquisites and other personal benefits.

The following perquisites and other personal benefits were made available in 2014 to named executive officers: the annual expense related to post-retirement health care coverage, and company contributions for officer-level accident insurance benefits. No perquisite or personal benefit exceeded the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for a named executive officer in 2014.

The following table itemizes “All Other Compensation” for 2014:

Name	Retirement Savings Plan Contributions ($)	Key Executive Restoration Plan Account Credits ($)	Gross-up Payments ($)	Life Insurance Benefits ($)	Perquisites and Other Personal Benefits ($)
N. Schrimsher	5,269	122,057	0	414	23,040
M. Eisele	5,355	24,291	0	901	5,940
C. Will	4,431	12,692	0	261	40
F. Bauer	5,471	16,750	0	404	10,840
T. Barlett	5,512	10,332	0	1,160	5,840

Grants of Plan-Based Awards — Fiscal Year 2014

In 2014, the Executive Organization & Compensation Committee provided the following incentive opportunities and grants under the 2011 Long-Term Performance Plan to the named executive officers:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Base Price of Option Awards ($/Share) (4)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
N. Schrimsher	8/13/2013							8,600			436,364
	8/13/2013								35,000	50.74	391,153
	8/13/2013 (3-Year Performance Shares)				9,100	18,200	36,400
	8/13/2013 (2014 Management Incentive Plan)	397,500	795,000	1,590,000
M. Eisele	8/13/2013							2,600			131,924
	8/13/2013								10,500	50.74	117,346
	8/13/2013 (3-Year Performance Shares)				2,750	5,500	11,000
	8/13/2013 (2014 Management Incentive Plan)	142,350	284,700	569,400
C. Will	8/13/2013							2,200			111,628
	8/13/2013								8,800	50.74	98,347
	8/13/2013 (3-Year Performance Shares)				2,300	4,600	9,200
	8/13/2013 (2014 Management Incentive Plan)	120,000	240,000	480,000
F. Bauer	8/13/2013							1,900			96,406
	8/13/2013								7,600	50.74	84,936
	8/13/2013 (3-Year Performance Shares)				2,000	4,000	8,000
	8/13/2013 (2014 Management Incentive Plan)	99,826	199,651	399,302
T. Barlett	8/13/2013							1,600			81,184
	8/13/2013								6,600	50.74	73,760
	8/13/2013 (3-Year Performance Shares)				1,700	3,400	6,800
	8/13/2013 (2014 Management Incentive Plan)	80,000	160,000	320,000

(1)	The 2014 Management Incentive Plan is described in the Compensation Discussion and Analysis at pages 19-20. Payouts under the plan are shown in the column marked “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

(2)	The 2014-2016 performance shares program is described in the Compensation Discussion and Analysis at pages 21-22.

(3)	RSUs are described in the Compensation Discussion and Analysis at page 21.

(4)	SARs are described in the Compensation Discussion and Analysis at page 21. Their base price is our stock’s closing price on the NYSE on the grant date.

Outstanding Equity Awards at Fiscal 2014 Year-End

The following table presents information regarding the named executive officers’ outstanding SARs, RSUs, and performance shares at June 30, 2014.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Share)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)
N. Schrimsher	13,800	13,800 (1)	32.30	10/25/2021
	0	60,000 (2)	32.30	10/25/2021
	8,600	25,800 (3)	41.29	8/9/2022
	0	35,000 (4)	50.74	8/13/2023
					9,700 (5)	492,081	11,821 (6)	599,679
					22,733 (7)	1,153,245	16,028 (8)	813,100
					9,300 (9)	471,789
					8,600 (10)	436,278
M. Eisele	17,100	0	25.44	8/9/2017
	18,800	0	29.41	8/8/2018
	4,625	0	21.11	9/10/2019
	9,750	3,250 (11)	29.27	9/3/2020
	6,050	6,050 (12)	26.96	8/9/2021
	2,875	8,625 (3)	41.29	8/9/2022
	0	10,500 (4)	50.74	8/13/2023
					7,800 (13)	395,694	3,940 (6)	199,876
					3,100 (9)	157,263	4,843 (8)	245,685
					2,600 (10)	131,898
C. Will	0	8,800 (4)	50.74	8/13/2023	2,200 (10)	111,606	4,051 (8)	205,507
F. Bauer	13,700	0	29.41	8/8/2018
	13,500	0	21.11	9/10/2019
	7,125	2,375 (11)	29.27	9/3/2020
	4,400	4,400 (12)	26.96	8/9/2021
	2,100	6,300 (3)	41.29	8/9/2022
	0	7,600 (4)	50.74	8/13/2023
					5,150 (13)	261,260	2,866 (6)	145,392
					2,300 (9)	116,679	3,522 (8)	178,671
					1,900 (10)	96,387
T. Barlett	9,300	0	21.11	9/10/2019
	5,475	1,825 (11)	29.27	9/3/2020
	3,400	3,400 (12)	26.96	8/9/2021
	1,650	4,950 (3)	41.29	8/9/2022
	0	6,600 (4)	50.74	8/13/2023
					4,350 (13)	220,676	2,268 (6)	115,056
					1,800 (9)	91,314	2,994 (8)	151,886
					1,600 (10)	81,168

(1)	These SARs vest in equal increments on October 25, 2014 and 2015.

(2)	These SARs vest on October 25, 2014.

(3)	One third of these SARs vested on August 9, 2014. The remaining SARs vest in equal increments on August 9, 2015 and 2016.

(4)	One quarter of these SARs vested on August 13, 2014. The remaining SARs vest in equal increments on August 13, 2015, 2016, and 2017.

(5)	These RSUs vest on October 25, 2014.

(6)	These awards are the 2013-2015 performance shares described in the Compensation Discussion and Analysis at page 23. The performance period ends on June 30, 2015. The amounts shown include performance shares banked for 2013 and 2014, and targeted for 2015.

(7)	These RSUs vest on October 25, 2014.

(8)	These awards are the 2014-2016 performance shares described in the Compensation Discussion and Analysis at pages 21-22. The performance period ends on June 30, 2016. The amounts shown include performance shares banked for 2014 and targeted for 2015 and 2016.

(9)	These RSUs vest on August 9, 2015.

(10)	These RSUs vest on August 13, 2016.

(11)	These SARs vested on September 3, 2014.

(12)	Half of these SARs vested on August 9, 2014. The remainder vest on August 9, 2015.

(13)	These RSUs vested on August 9, 2014.

Option Exercises and Stock Vested — Fiscal Year 2014

The following table shows the value realized in 2014 by the named executive officers on the exercise of SARs and the vesting of RSUs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
N. Schrimsher	0	0	22,734	1,181,259
M. Eisele	0	0	5,500	261,415
C. Will	0	0	0	0
F. Bauer	11,900	285,838	4,000	190,120
T. Barlett	0	0	3,100	147,343

Nonqualified Deferred Compensation

Applied maintains three nonqualified, unfunded defined contribution plans for key employees, including executive officers. Eligibility is limited to highly compensated or select management employees whose benefits under the Retirement Savings Plan (“RSP”) are subject to certain Code limitations.

Key Executive Restoration Plan (“KERP”)

In 2012, the Committee adopted the KERP, an unfunded, nonqualified deferred compensation plan. To participate, an executive must be designated by the Committee or the Board. Applied credits a bookkeeping account for each participant with an amount equal to (i) 6.25% (unless the Committee or the Board specifies a different percentage) of the participant’s base salary and annual cash incentive pay minus (ii) the amount of company contributions credited to the participant under the RSP for the payment period. To be eligible for KERP account credits, participants must elect to make 401(k) contributions under the RSP of either 6% of compensation or the contribution limit applicable under the Code and must be employed on the last day of a payment period or have retired, died, or become disabled during the payment period. Applied uses calendar years for payment. Unless otherwise provided by the Committee or the Board, credits to a participant’s account vest based on years of service with Applied, 25% per year. In addition, a participant will be 100% vested in the event of attainment of age 65, death, disability, or certain separations from service within one year after a change in control (as defined in the KERP).

Each participant’s account balance is deemed invested in mutual funds selected by the participant from those available under the KERP. With the exception of Applied stock, participants generally have the same diverse equity, fixed income, and money market investment options as they have in the RSP.

The Committee has designated each named executive officer as a participant. The Committee set the account credit percentages for Mr. Schrimsher and Mr. Will at 10% and 8%, respectively, and provided that each will vest in 50% of his account after three years of service, 75% after four years, and 100% after five years.

Supplemental Defined Contribution Plan

The Supplemental Defined Contribution Plan permits highly compensated employees to defer a portion of their compensation that cannot be deferred under the RSP due to Code limitations.

Participants are always vested in their Supplemental Defined Contribution Plan deferrals. Applied does not contribute to the plan. With the exception of Applied stock, participants generally have the same diverse equity, fixed income, and money market investment options as they have in the RSP.

Participants may receive distributions in a lump sum or in installments, as specified in the participant’s deferral election form. Acceleration of distributions is prohibited and a distribution change must comply with Code section 409A. Other than a date specified in a deferral election form, the plan only permits withdrawals, while employed, due to an unforeseeable emergency as allowed under section 409A.

Each named executive officer has a plan account. Messrs. Barlett, Schrimsher, and Will made deferrals into the plan in 2014.

Deferred Compensation Plan

The Deferred Compensation Plan permits executive officers to defer a portion or all of the awards payable under an annual incentive plan or performance shares program. The plan’s purpose is to promote increased efforts on Applied’s behalf through increased investment in Applied stock.

The plan provides each annual incentive plan participant the opportunity to defer payment of his or her cash award. A participant who makes a deferral may have the amounts deemed invested in Applied stock and/or in a money market fund.

Participants may receive distributions in a lump sum or in installments over a period not exceeding 10 years, as specified in a deferral election form. Acceleration of distributions is prohibited and a distribution change must comply with Code section 409A. Other than a date specified in a deferral election form, the plan only permits withdrawals, while employed, due to an unforeseeable emergency as allowed under section 409A.

Although none of the named executive officers deferred pay into the Deferred Compensation Plan in 2014, Messrs. Barlett and Eisele have plan accounts due to past deferrals.

Nonqualified Deferred Compensation — Fiscal Year 2014

The following table presents contributions, earnings, distributions, and balance information for the named executive officers’ Deferred Compensation Plan, Key Executive Restoration Plan, and Supplemental Defined Contribution Plan accounts for 2014.

Name and Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) *	Aggregate Earnings (Losses) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
N. Schrimsher
Key Executive Restoration Plan	0	122,057	43,424	0	297,001
Supplemental Defined Contribution Plan	218,896	0	94,577	0	603,388
M. Eisele
Deferred Compensation Plan	0	0	23,116	0	365,921
Key Executive Restoration Plan	0	22,809	1,777	0	50,437
Supplemental Defined Contribution Plan	0	0	153,477	0	873,510
C. Will
Key Executive Restoration Plan	0	12,692	1	0	12,693
Supplemental Defined Contribution Plan	6,000	0	318	0	6,318
F. Bauer
Key Executive Restoration Plan	0	15,782	4,107	0	38,098
Supplemental Defined Contribution Plan	0	0	21,192	0	172,900
T. Barlett
Deferred Compensation Plan	0	0	32,930	0	521,256
Key Executive Restoration Plan	0	10,090	1,444	0	21,930
Supplemental Defined Contribution Plan	8,515	0	13,462	0	288,127

*	Key Executive Restoration Plan credits are shown net of withholding for certain taxes. The gross amounts are shown as a component of “All Other Compensation” in note (5) to the Summary Compensation Table on page 28.

Pension Plans

The SERP, a nonqualified defined benefit plan, provides supplemental retirement benefits to executive officers who were designated as participants by the Board or the Executive Organization & Compensation Committee. Messrs. Barlett, Bauer, and Eisele participated in the SERP.

Effective as of December 31, 2011, the Committee froze participation in the SERP and stopped the accrual of additional plan benefits (by virtue of years of service and compensation levels) for existing participants.

The SERP’s principal features follow:

Retirement Benefits. Except as described below, the annual normal retirement benefit, calculated in a single life annuity form, is 45% of an eligible participant’s average base salary and annual incentive pay for the highest three calendar years during the last 10 calendar years of service prior to calendar 2012. To receive a normal retirement benefit, a participant must separate from service at or after age 65, with at least five years’ service as an executive officer. To receive an early retirement benefit prior to attainment of age 65, a participant must separate from service after reaching age 55 and completing at least 10 years’ service with Applied, of which at least five were as an executive officer; all of the participants have these requisite years of service. Messrs. Barlett and Eisele are eligible for early retirement but Mr. Bauer is 48 years old and, therefore, not yet eligible.

Normal and early retirement benefits are reduced by 5% for each year that a participant’s years of service are less than 20. In addition, early retirement benefits are reduced by 5% for each year that the commencement of benefits precedes age 65.

Disability Benefits. If a participant with at least five years of service as an executive officer becomes disabled, as defined in regulations under Code section 409A, the participant will receive a monthly SERP disability benefit until the earlier of age 65 or death. The monthly benefit, when added to other long-term disability benefits under Applied programs, will equal 1/12th of 60% of the average of the participant’s highest three calendar years of total compensation (base salary plus annual incentive pay) during the last 10 calendar years of service with Applied.

Deferred Vested Benefits. Deferred vested benefits will be paid at age 65 to a participant who separates from service for reasons other than cause or disability prior to attainment of age 55 with at least 10 years’ service, of which at least five were as an executive officer. The benefits will equal 25% of the participant’s accrued normal retirement benefit at the time of separation.

Payment Forms. Normal and early retirement benefits are paid in the form designated by the participant pursuant to Code section 409A. Available forms of payment include a single life annuity, various joint and survivor annuities, and substantially equal annual installment payments for a minimum of three years (five for a participant who is or was Chief Executive Officer) up to a maximum of 10 years. Deferred vested benefits are payable in three substantially equal annual installments following attainment of age 65.

Death Benefits. If a participant dies before receiving a SERP benefit, the participant’s designated beneficiary will receive the present value of the deceased participant’s accrued benefit in a lump sum or a series of installments, as the participant elects in advance.

Change in Control. If a SERP participant incurs a separation from service effected either by Applied without “cause” or by the participant for “good reason” within two years after a change in control, or is receiving, or is eligible to receive, a retirement benefit when the change in control occurs, the participant is entitled to receive the actuarial equivalent of the participant’s retirement benefit in a lump sum (unless the participant previously elected a different distribution option). In addition, in the event of such a separation following a change in control, a participant under age 55 will be credited with additional years of age for benefit calculation purposes equal to the difference between the participant’s age and 55.

Noncompetition. Except if a change in control occurs, payment of SERP benefits is conditioned on the participant not competing with Applied.

Pension Benefits — Fiscal 2014 Year-End

The following table shows the present value of accumulated benefits payable to the named executive officers and their years of credited service under the SERP.

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2) (3)	Payments during Last Fiscal Year ($)
N. Schrimsher	—	—	—	—
M. Eisele	SERP	20.6	4,189,229	0
C. Will	—	—	—	—
F. Bauer	SERP	19.3	2,468,564	0
T. Barlett	SERP	36.2	2,358,878	0

(1)	In December 2011, the Committee stopped the accrual of additional plan benefits by virtue of years of service and compensation levels.

(2)	This figure reflects the estimated present value of the annual pension benefit accrued through June 30, 2014, and payable at age 65. The plan’s actuary used the following key assumptions to determine the present values:

•	A discount rate of 2.75%, the FASB ASC 715 discount rate as of June 30, 2014,
•

The Code section 417(e) 2014 Optional Combined Unisex Mortality Table and a three-segment interest rate structure in effect for January 2014 with 1.24% for the first five years, 4.42% for the next 15 years, and 5.40% thereafter, and

•	No probability of termination, retirement, death, or disability before normal retirement age.

Actual payments after retirement are determined based on the Code section 417(e) interest rate and mortality table in effect at that time, along with the participant’s age.

(3)	SERP benefits for Messrs. Barlett, Bauer, and Eisele are not subject to deductions for Social Security benefits or other material offset amounts. Messrs. Barlett and Eisele are fully vested in their benefits. Mr. Bauer is under 55 years of age but eligible for deferred vested benefits.

Potential Payments upon Termination or Change in Control

The summaries and tables in this section describe compensation and benefits that would have been payable to the named executive officers at June 30, 2014, if, as of that date, there had occurred:

•	A termination of the executive’s employment with Applied prior to a change in control,

•	A termination of employment due to death, disability, or retirement,

•	A change in control of Applied, or

•	A termination of employment following a change in control.

Compensation and benefits earned or accrued prior to the event, and not contingent on the event’s occurrence, are not included in the summaries or tables.

Payments in the Event of a Termination

Except for Mr. Schrimsher, Applied does not have a formal severance policy that provides payments to the named executive officers if termination of employment occurs (other than in the circumstance of a change in control or by reason of death, disability, or retirement). The Board of Directors and its Executive Organization & Compensation Committee retain discretion to determine severance benefits, if any, to be offered. Mr. Will was provided a severance agreement to induce him to join Applied, but the agreement expired in July 2014.

Upon his hire, Applied and Mr. Schrimsher entered into an executive severance agreement providing that, if his service with Applied were terminated within a year of the agreement effective date by Applied “without cause” or by him “for good cause,” he would be entitled to severance in an amount equal to his base salary plus target annual incentive pay for a period running from his termination date to the second anniversary of the agreement effective date. He would not, however, be entitled to payment under the executive severance agreement if he received payment under his change in control agreement. The executive severance agreement automatically renews annually (as it did in October 2013) unless Applied elects not to renew it prior to expiration of the then-current term.

Regardless of reason, if a named executive officer’s employment terminates (other than in the circumstance of a change in control or by reason of death, disability or retirement) prior to the end of a vesting or performance period, then the following shall occur:

•	Awards under an annual cash incentive plan are forfeited, except as noted above under Mr. Schrimsher’s executive severance agreement.

•	Performance shares, RSUs, and unvested SARs are forfeited.

•	Unvested KERP account balances are forfeited.

•	Accrued SERP benefits are forfeited if the participant separates from service prior to becoming eligible for normal, early, or deferred vested retirement benefits.

•	The accrual of other compensation and benefits under Applied’s qualified and nonqualified benefit plans will cease.

Payments in the Event of Death, Disability, or Retirement

If a named executive officer’s employment terminates by reason of death, disability, or retirement (other than following a change in control), then the following shall occur:

•

Awards under an annual cash incentive plan are payable on a pro rata basis at the end of the performance period based on the portion of the period during which the executive worked and the actual achievement of performance targets.

•	Performance shares are payable at the end of the performance period based on the portion of the period during which the executive worked and tied to actual performance.

•	RSUs are payable on a pro rata basis pegged to the portion of the three-year term during which the executive worked.

•	SARs that have not yet vested will vest.

•

Unvested KERP account balances vest in the event of death, disability, or attainment of age 65. Accounts are also credited for the portion of the calendar year worked in the event of death, disability, or retirement after attaining age 55 with at least ten years of service.

•	SERP benefits payable on death, separation from service, or termination due to disability are more fully described in “Pension Plans.”

•

Upon retirement or termination due to disability after reaching age 55, the executive may participate in a retiree health care program, through third-party policies, paying the premiums that active employees pay for Applied’s plan. Individuals first elected as executive officers after 2012 are not eligible for this program.

•	The accrual of other compensation and benefits under Applied’s qualified and nonqualified benefit plans will cease.

Payments in the Event of a Change in Control

Change in Control Agreements. Applied has entered into a change in control agreement with each of the named executive officers.

The agreements obligate Applied to provide severance benefits to an executive officer who incurs a separation from service effected either by the officer for “good reason” or by Applied “without cause” if the separation occurs within three years (two years in Mr. Schrimsher’s and Mr. Will’s agreements) after a change in control. The executive officer, in turn, is required not to compete with Applied for one year following the separation (three years for Messrs. Schrimsher and Will) and to hold in confidence Applied confidential information and trade secrets.

No compensation or benefits are payable under a change in control agreement on termination of the executive’s employment prior to a change in control, or following a change in control if the executive’s employment is terminated by Applied for cause or by reason of death, disability, or retirement.

The compensation and principal benefits to be provided under the agreements follow:

•

A lump sum severance payment equal to three times (one and one-half times for Mr. Will) the aggregate amount of the executive’s annual base salary and target annual incentive pay, reduced proportionately if the officer would reach age 65 within three years after termination (one and one-half years for Mr. Will; Mr. Schrimsher’s agreement also entitles him to a prorated target annual incentive payment for the year in which termination occurs),

•

A cash payment for vested, unexercised SARs held on the termination date, equal to the difference between the exercise price and the higher of (i) the mean of the high and low trading prices on the NYSE on the termination date, and (ii) the highest price paid for Applied common stock in connection with the change in control,

•

Continued participation in Applied’s employee benefit plans, programs, and arrangements, or equivalent benefits for three years after termination (one and one-half years for Mr. Will) at the levels in effect immediately before termination,

•	Outplacement services, and

•

An additional payment in an amount sufficient, after payment of taxes on the additional payment, to pay any required “parachute” excise tax. This excise tax gross-up is not included in agreements entered into subsequent to 2011 (including those with Messrs. Schrimsher and Will); instead, these agreements provide that if the executive’s change in control payment becomes subject to the excise tax, then the payment will be reduced as necessary to avoid application of the excise tax.

“Change in control” is generally defined as follows:

•

A merger of Applied with another entity or a sale of substantially all of Applied’s assets to a third party, following which Applied’s shareholders prior to the transaction hold less than a majority of the combined voting power of the merged entities or asset acquirer,

•	Acquisition of beneficial ownership by a person of 20% or more (30% or more in Mr. Schrimsher’s and Mr. Will’s agreements) of Applied’s then-outstanding common stock, or

•

One quarter or more (one half or more in Mr. Schrimsher’s and Mr. Will’s agreements) of the members of the Board of Directors being persons other than (i) directors who were in office on the agreement date, or (ii) directors who are elected after such date and whose nomination or election is approved by two-thirds of directors then in office or their successors approved by that proportion.

“Good reason” means the following:

•	Diminution of position or assigned duties, excluding an isolated, insubstantial, and inadvertent action not taken in bad faith,

•	Reduction of compensation, incentive compensation potential, or benefits following a change in control, other than an isolated, insubstantial, and inadvertent failure not occurring in bad faith,

•	Applied requiring the executive to change principal place of employment or to travel to a greater extent than required immediately prior to a change in control, or

•	Failure of a successor to Applied to assume Applied’s obligations under the agreement.

Applied may modify or terminate its obligations under the agreements prior to a change in control so long as the modification or termination is not made in anticipation of or in connection with a change in control.

2011 Long-Term Performance Plan. The 2011 Long-Term Performance Plan provides that if an executive officer incurs a separation from service effected either by Applied without “cause” or by the officer for “good reason” (as each term is defined in the plan) within three years following a change in control, then unvested SARs outstanding become exercisable and awards under a cash incentive plan become earned at the target amount. In addition, under the same circumstances, pursuant to the award terms and conditions, RSUs will vest in full, and performance shares will be payable at the target amount on a pro rata basis pegged to the timing of the separation in the three-year performance period.

The 2011 Long-Term Performance Plan replaced the 2007 Long-Term Performance Plan, which provided for vesting certain awards upon a change in control without conditioning the benefit on a separation from service effected without “cause” or for “good reason.” The remaining unvested awards with this type of change in control provision vested in September 2014.

Key Executive Restoration Plan. If a KERP participant incurs a separation from service effected either by Applied without “cause” or by the participant for “good reason” within one year after a change in control, unvested balances in the participant’s account will vest.

Supplemental Executive Retirement Benefits Plan. If a SERP participant incurs a separation from service effected either by Applied without “cause” or by the participant for “good reason” within two years after a change in control, or is receiving, or is eligible to receive, a retirement benefit when the change in control occurs, the participant is entitled to receive the actuarial equivalent of the participant’s retirement benefit in a lump sum (unless the participant previously elected a different distribution option). In addition, in the event of such a separation following a change in control, a participant under age 55 will be credited with additional years of age for benefit calculation purposes equal to the difference between the participant’s age and 55.

Quantitative Disclosure. The tables assume a termination or change in control occurred on June 30, 2014, the last day of our fiscal year, and Applied’s stock price for all calculations is $50.73, the closing price on the NYSE on that date. The tables include amounts earned through that time and estimates of amounts that would be paid on the occurrence of the events shown. The actual payment amounts can be determined only at the time of the event. The amounts shown do not include benefits and payments that are generally available to salaried employees on a nondiscriminatory basis. Also, as noted above, compensation and benefits earned by an executive prior to an event shown, and not contingent on the event’s occurrence, are not reflected in the tables.

Neil A. Schrimsher, President & Chief Executive Officer

Benefits and Payments	Termination (No Change in Control) ($)	Normal Retirement ($) (1)	Early Retirement ($) (2)	Termination for Cause Following Change in Control ($)	Termination Without Cause or for Good Reason Following Change in Control ($)	Change in Control (No Termination) ($)	Death ($)	Termination due to Disability ($)
Base Salary	1,034,589	0	0	0	2,385,000	0	0	0
Management Incentive Plan	1,034,589	0	0	0	2,385,000	0	0	0
Performance Shares	0	0	0	0	462,455	0	462,455	462,455
SARs	0	0	0	0	1,603,686	0	1,603,686	1,603,686
RSUs	0	0	0	0	2,553,393	0	1,289,990	1,289,990
KERP (3)	0	0	0	0	297,001	0	358,030	358,030
Health Care and Welfare Benefits (4)	0	0	0	0	51,775	0	0	0
Life/Disability Insurance Proceeds (5)	0	0	0	0	0	0	3,458,774		*
Outplacement Services	0	0	0	0	20,000	0	0	0
Total	2,069,178	0	0	0	9,758,310	0	7,172,935	3,714,161	*

(1)	“Normal retirement” under Applied’s plans is separation from service after attainment of age 65. Mr. Schrimsher is age 50 and therefore ineligible for normal retirement.

(2)	Mr. Schrimsher is ineligible for “early retirement” under Applied’s plans because he is only age 50 and has less than two years of service; early retirement is defined as separation from service after attainment of age 55 with at least 10 years of service, five of which are as an executive officer.

(3)	KERP estimates for death and disability columns include current year component based on value of company account credits for preceding calendar year.

(4)	Includes health care benefits and accidental death and dismemberment insurance.

(5)	Proceeds are payable from third-party insurance policies.

*	Applied’s supplemental long-term disability (“LTD”) insurance, with premiums paid by the executive, provides a monthly disability benefit equal to 60% of monthly total compensation (monthly base salary plus the average of the three most recent years’ annual incentive compensation divided by 12), minus the basic plan benefit of 60% of base salary, up to an additional $3,000 per month benefit. The aggregate maximum monthly LTD benefit, under the basic and supplemental programs, is $21,000.

Mark O. Eisele, Vice President - Chief Financial Officer & Treasurer

Benefits and Payments	Termination (No Change in Control) ($)	Normal Retirement ($) (1)	Early Retirement ($) (2)	Termination for Cause Following Change in Control ($) (3)	Termination Without Cause or for Good Reason Following Change in Control ($) (3)	Change in Control (No Termination) ($) (4)	Death ($)	Termination due to Disability ($)
Base Salary	0	0	0	0	1,314,000	0	0	0
Management Incentive Plan	0	0	0	0	854,100	0	0	0
Performance Shares	0	0	147,979	0	147,979	0	147,979	147,979
SARs	0	0	294,974	0	225,229	69,745	294,974	294,974
RSUs	0	0	536,470	0	684,855	0	536,470	536,470
KERP (5)	0	0	12,146	0	0	0	12,146	12,146
SERP (6)	0	0	0	0	0	0	0	785,843	*
Welfare Benefits (7)	0	0	0	0	180	0	0	0
Life/Disability Insurance Proceeds (8)	0	0	0	0	0	0	1,850,047		*
Outplacement Services	0	0	0	0	20,000	0	0	0
Excise Tax Gross-Up	0	0	0	0	0	0	0	0
Total	0	0	991,569	0	3,246,343	69,745	2,841,616	1,777,412	*

(1)	“Normal retirement” under Applied’s plans is separation from service after attainment of age 65. Mr. Eisele is age 57 and therefore ineligible for normal retirement.

(2)	“Early retirement” is defined as separation from service after attainment of age 55 with at least 10 years of service, five of which are as an executive officer.

(3)	These amounts do not reflect benefits received solely as a result of the change in control.

(4)	The 2007 Long-Term Performance Plan provided for vesting certain awards upon a change in control without conditioning the benefit on a separation from service effected without “cause” or for “good reason.” The remaining unvested awards with this type of change in control provision vested in September 2014.

(5)	KERP estimates are based on value of company account credits for preceding calendar year.

(6)	The RP-2000 Disability Mortality Table for males and a 2.75% interest rate are used in valuing the disability benefits.

(7)	Includes accidental death and dismemberment insurance.

(8)	Proceeds are payable from third-party insurance policies and the SERP.

*

Applied’s supplemental long-term disability (“LTD”) insurance, with premiums paid by the executive, provides a monthly disability benefit equal to 60% of monthly total compensation (monthly base salary plus the average of the three most recent years’ annual incentive compensation divided by 12), minus the basic plan benefit of 60% of base salary, up to an additional $3,000 per month benefit. The aggregate maximum monthly LTD benefit, under the basic and supplemental programs, is $21,000. In addition, the SERP provides a monthly disability benefit to participants, which, when added to amounts payable under the basic and supplemental LTD programs, equals 1/12th of 60% of the average of the highest three of the last 10 calendar years of total compensation (base salary plus annual incentive).

Carl E. Will, Chief Commercial Officer

Benefits and Payments	Termination (No Change in Control) ($) (1)	Normal Retirement ($) (2)	Early Retirement ($) (3)	Termination for Cause Following Change in Control ($)	Termination Without Cause or for Good Reason Following Change in Control ($)	Change in Control (No Termination) ($)	Death ($)	Termination due to Disability ($)
Base Salary	23,656	0	0	0	600,000	0	0	0
Management Incentive Plan	0	0	0	0	360,000	0	0	0
Performance Shares	0	0	0	0	49,969	0	49,969	49,969
SARs	0	0	0	0	0	0	0	0
RSUs	0	0	0	0	111,606	0	34,102	34,102
KERP (4)	0	0	0	0	12,693	0	19,039	19,039
Health Care and Welfare Benefits (5)	0	0	0	0	25,887	0	0	0
Life/Disability Insurance Proceeds (6)	0	0	0	0	0	0	1,000,000		*
Outplacement Services	0	0	0	0	20,000	0	0	0
Total	23,656	0	0	0	1,180,155	0	1,103,110	103,110	*

(1)	Mr. Will was provided a severance agreement to induce him to join Applied, but the agreement expired in July 2014.

(2)	“Normal retirement” under Applied’s plans is separation from service after attainment of age 65. Mr. Will is age 44 and therefore ineligible for normal retirement.

(3)	Mr. Will is ineligible for “early retirement” under Applied’s plans because he is only age 44; early retirement is defined as separation from service after attainment of age 55 with at least 10 years of service, five of which are as an executive officer.

(4)	KERP estimates are based on value of company account credits for preceding calendar year.

(5)	Includes health care benefits and accidental death and dismemberment insurance.

(6)	Proceeds are payable from third-party insurance policies.

*	Applied’s supplemental long-term disability (“LTD”) insurance, with premiums paid by the executive, provides a monthly disability benefit equal to 60% of monthly total compensation (monthly base salary plus the average of the three most recent years’ annual incentive compensation divided by 12), minus the basic plan benefit of 60% of base salary, up to an additional $3,000 per month benefit. The aggregate maximum monthly LTD benefit, under the basic and supplemental programs, is $21,000.

Fred D. Bauer, Vice President - General Counsel & Secretary

Benefits and Payments	Termination (No Change in Control) ($)	Normal Retirement ($) (1)	Early Retirement ($) (2)	Termination for Cause Following Change in Control ($) (3)	Termination Without Cause or for Good Reason Following Change in Control ($) (3)	Change in Control (No Termination) ($) (4)	Death ($)	Termination due to Disability ($)
Base Salary	0	0	0	0	1,130,100	0	0	0
Management Incentive Plan	0	0	0	0	598,953	0	0	0
Performance Shares	0	0	0	0	107,649	0	107,649	107,649
SARs	0	0	0	0	164,060	50,968	215,028	215,028
RSUs	0	0	0	0	474,326	0	365,257	365,257
KERP (5)	0	0	0	0	0	0	8,375	8,375
SERP (6)	0	0	0	0	1,039,867	0	861,102	2,575,866	*
Health Care and Welfare Benefits (7)	0	0	0	0	34,559	0	0	0
Life/Disability Insurance Proceeds (8)	0	0	0	0	0	0	1,485,981		*
Outplacement Services	0	0	0	0	20,000	0	0	0
Excise Tax Gross-Up	0	0	0	0	0	0	0	0
Total	0	0	0	0	3,569,514	50,968	3,043,392	3,272,175	*

(1)	“Normal retirement” under Applied’s plans is separation from service after attainment of age 65. Mr. Bauer is age 48 and therefore ineligible for normal retirement.

(2)	Mr. Bauer is ineligible for “early retirement” under Applied’s plans because he is only age 48; early retirement is defined as separation from service after attainment of age 55 with at least 10 years of service, five of which are as an executive officer.

(3)	These amounts do not reflect benefits received solely as a result of the change in control.

(4)	The 2007 Long-Term Performance Plan provided for vesting certain awards upon a change in control without conditioning the benefit on a separation from service effected without “cause” or for “good reason.” The remaining unvested awards with this type of change in control provision vested in September 2014.

(5)	KERP estimates are based on value of company account credits for preceding calendar year.

(6)	Calculation of post-termination SERP benefits assumes the executive would receive benefits in the installment payment form at the earliest date he would be eligible. To calculate the estimated present value of the installments, a 2.75% discount rate and the three-segment interest rate structure in effect for January 2014 under Code section 417(e), with 1.24% for the first five years, 4.42% for the next 15 years, and 5.40% thereafter, are used. The RP-2000 Disability Mortality Table for males and a 2.75% interest rate are used in valuing the disability benefits.

(7)	Includes health care benefits and accidental death and dismemberment insurance.

(8)	Proceeds are payable from third-party insurance policies and the SERP.

*	Applied’s supplemental long-term disability (“LTD”) insurance, with premiums paid by the executive, provides a monthly disability benefit equal to 60% of monthly total compensation (monthly base salary plus the average of the three most recent years’ annual incentive compensation divided by 12), minus the basic plan benefit of 60% of base salary, up to an additional $3,000 per month benefit. The aggregate maximum monthly LTD benefit, under the basic and supplemental programs, is $21,000. In addition, the SERP provides a monthly disability benefit to participants, which, when added to amounts payable under the basic and supplemental LTD programs, equals 1/12th of 60% of the average of the highest three of the last 10 calendar years of total compensation (base salary plus annual incentive).

Todd A. Barlett, Vice President - Acquisitions and Global Business Development

Benefits and Payments	Termination (No Change in Control) ($)	Normal Retirement ($) (1)	Early Retirement ($) (2)	Termination for Cause Following Change in Control ($) (3)	Termination Without Cause or for Good Reason Following Change in Control ($) (3)	Change in Control (No Termination) ($) (4)	Death ($)	Termination due to Disability ($)
Base Salary	0	0	0	0	960,000	0	0	0
Management Incentive Plan	0	0	0	0	480,000	0	0	0
Performance Shares	0	0	87,763	0	87,763	0	87,763	87,763
SARs	0	0	166,711	0	127,546	39,165	166,711	166,711
RSUs	0	0	303,817	0	393,158	0	303,817	303,817
KERP (5)	0	0	5,166	0	0	0	5,166	5,166
SERP (6)	0	0	0	0	0	0	0	119,892	*
Health Care and Welfare Benefits (7)	0	0	0	0	180	0	0	0
Life/Disability Insurance Proceeds (8)	0	0	0	0	0	0	1,172,278		*
Outplacement Services	0	0	0	0	20,000	0	0	0
Excise Tax Gross-Up	0	0	0	0	0	0	0	0
Total	0	0	563,457	0	2,068,647	39,165	1,735,735	683,349	*

(1)	“Normal retirement” under Applied’s plans is separation from service after attainment of age 65. Mr. Barlett is age 59 and therefore ineligible for normal retirement.

(2)	“Early retirement” is defined as separation from service after attainment of age 55 with at least 10 years of service, five of which are as an executive officer.

(3)	These amounts do not reflect benefits received solely as a result of the change in control.

(4)	The 2007 Long-Term Performance Plan provided for vesting certain awards upon a change in control without conditioning the benefit on a separation from service effected without “cause” or for “good reason.” The remaining unvested awards with this type of change in control provision vested in September 2014.

(5)	KERP estimates are based on value of company account credits for preceding calendar year.

(6)	The RP-2000 Disability Mortality Table for males and a 2.75% interest rate are used in valuing the disability benefits.

(7)	Includes accidental death and dismemberment insurance.

(8)	Proceeds are payable from third-party insurance policies and the SERP.

*	Applied’s supplemental long-term disability (“LTD”) insurance, with premiums paid by the executive, provides a monthly disability benefit equal to 60% of monthly total compensation (monthly base salary plus the average of the three most recent years’ annual incentive compensation divided by 12), minus the basic plan benefit of 60% of base salary, up to an additional $3,000 per month benefit. The aggregate maximum monthly LTD benefit, under the basic and supplemental programs, is $21,000. In addition, the SERP provides a monthly disability benefit to participants, which, when added to amounts payable under the basic and supplemental LTD programs, equals 1/12th of 60% of the average of the highest three of the last 10 calendar years of total compensation (base salary plus annual incentive).

COMPENSATION COMMITTEE REPORT

The Executive Organization & Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on the review and discussions, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the annual report on Form 10-K for the fiscal year ended June 30, 2014, filed with the SEC.

EXECUTIVE ORGANIZATION &

COMPENSATION COMMITTEE

Peter C. Wallace, Chair

L. Thomas Hiltz

Dan P. Komnenovich

John F. Meier

J. Michael Moore

ITEM 2 — ADVISORY (NONBINDING) VOTE TO APPROVE

EXECUTIVE COMPENSATION

We believe our corporate governance policies, including our executive compensation program, should be responsive to shareholder concerns. This belief is reflected in a nonbinding, advisory vote that provides shareholders the opportunity to approve the named executive officers’ compensation as disclosed in our proxy statement, including, among other things, our executive compensation objectives, policies, and practices. We hold this vote annually, which was our shareholders’ preference as expressed at the 2011 annual meeting.

This vote is intended to provide an overall assessment of our executive compensation program rather than to focus on specific compensation items. The Board of Directors and its Executive Organization & Compensation Committee value shareholder opinion and intend to take the vote’s outcome into account when considering future executive compensation arrangements. However, because the vote is advisory, it will not directly affect existing compensation awards. We are pleased to have earned the shareholders’ approval in 2013, with greater than 97% of the shares cast voting in favor, indicating strong support for our program.

As discussed in the “Compensation Discussion and Analysis” section, above, Applied’s executive compensation program aims to attract, retain, and motivate executives to maximize long-term shareholder return. The program uses a variety of reward elements including base salary, annual incentives, and long-term incentives in the form of performance shares to reward sustained financial results, SARs to reward stock price appreciation, and RSUs tied to service to help retain executives. Overall, the company targets pay in the range of market median levels.

In voting on our compensation program, please consider the following:

Our program has a pay-for-performance orientation.

•	The program aims to pay above median levels only for results that exceed target goals or because of growth in Applied’s stock price.

•	Compensation tied to incentives made up the majority of the named executive officers’ targeted pay in 2014.

•	Approximately half of the value of long-term incentives awarded to named executive officers in 2014 is tied to the achievement of performance goals.

•	Incentive pay tied to financial results can range from 0% to 200% of target award levels, to motivate executives to exceed target goals and to penalize them for falling short.

•	With 2014 financial results falling short of target goals, annual incentive payouts were at 58% of target award levels.

The program is aligned with long-term value creation and shareholders’ interests.

•	Long-term incentives awarded in 2014 accounted for 37% to 50% of the targeted pay of the named executive officers.

•	All long-term incentives are equity-based, whose ultimate value depends on the value of our stock.

•	RSU awards have three-year cliff vesting, which is more demanding than typical market practice.

•

As of June 30, 2014, except for Messrs. Schrimsher and Will (who were only recently hired), the named executive officers met their stock ownership guidelines. Until they achieve the guideline, executives are required to retain net shares received as a result of the exercise of SARs or the vesting of RSUs or performance shares.

•	We prohibit executives from hedging their company shareholdings.

Applied has aligned its executive benefits program with shareholders’ interests and best practices.

•

In 2012, the Executive Organization & Compensation Committee froze participation in our defined benefit SERP and stopped accruing additional benefits, by virtue of years of service and compensation levels, for existing participants. A more modest defined contribution plan was adopted as a replacement.

•

Also in 2012, the committee eliminated most personal benefits and perquisites, including automobile allowances, club memberships, financial planning and tax return preparation services, and annual physical examinations. In 2013, the committee closed the retiree health care program to new executive officers.

•

The company’s only change in control agreements are with its executive officers. The agreements have “double triggers,” meaning they provide benefits only if the executive’s employment is terminated under certain circumstances following a change in control, as further described in “Potential Payments upon Termination or Change in Control” beginning on page 35. Agreements entered into subsequent to 2011, including those with Messrs. Schrimsher and Will, do not include a gross-up for excise taxes.

Applied has adopted best practices to govern the program and to mitigate risk taking.

•	The Board holds an annual shareholder advisory vote to approve Applied’s executive compensation, aligned with our shareholders’ preference.

•

The Executive Organization & Compensation Committee uses an independent outside specialist adviser that provides no other services to Applied. The committee annually assesses the independence of the adviser’s representative.

•	The committee regularly holds sessions dedicated to updates on current and evolving trends in executive compensation.

•	Analytical tools such as tally sheets and share retention analyses keep the committee abreast of executives’ total compensation and equity holdings.

•	The committee maintains consistency in the time of year it grants equity awards.

•	Applied’s performance plans have limits on payouts or shares that can be earned.

•	The company has clawback provisions in its incentive award terms.

We believe our program has been effective, consistent with its primary objectives, as demonstrated when one examines the program’s alignment with Applied’s recent financial results. Targeted goals set by the committee at the beginning of fiscal 2014, based on management’s business plan, were higher than the goals and actual results for 2013. However, with some headwinds from modest industrial end-markets combined with Applied’s ongoing phased enterprise resource planning system deployments, company operating performance declined in 2014. As a result, the executive officers earned annual incentive pay at 58% of target values. In addition, shares banked for 2014 under the performance share programs were below target values.

While business performance was below expectations, shareholders earned a 7% total return, including reinvested dividends, in 2014. $77.1 million of cash was returned to shareholders in the forms of dividends and share repurchases during the year.

The Board asks that, after considering the information above, the “Compensation Discussion and Analysis,” and the compensation tables and related narrative discussion, you approve the following advisory resolution:

RESOLVED, that Applied’s shareholders hereby approve, on an advisory, nonbinding basis, the compensation paid to Applied’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, compensation tables, and narrative discussion in this proxy statement.

This advisory vote will be approved if it receives the affirmative vote of a majority of shares of Applied common stock cast on the proposal. Abstentions and broker non-votes will not affect the outcome. Except for broker non-votes, if no voting specification is made on a properly returned and signed proxy card, the proxies named on the proxy card will vote “FOR” this resolution. The Board and its Executive Organization & Compensation Committee will review the voting results and take them into account in making future executive compensation decisions.

The Board of Directors recommends you vote FOR this proposal approving the compensation paid to Applied’s named executive officers.

ITEM 3 — RATIFICATION OF AUDITORS

Subject to shareholder ratification, the Audit Committee has appointed Deloitte & Touche LLP to serve as independent auditors for the fiscal year ending June 30, 2015. The committee made the appointment after evaluating the firm and its performance. Deloitte & Touche has confirmed it is not aware of any relationship between the firm (and its affiliates) and Applied that may reasonably be thought to bear on its independence.

Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates billed the following fees, including expenses, to Applied for fiscal years 2014 and 2013:

Type of Fees	Fiscal 2014 ($)	Fiscal 2013 ($)
Audit Fees	2,142,500	2,164,000 *
Audit-Related Fees	225,000	159,800
Tax Fees	923,500	488,600
All Other Fees	5,000	4,300

*	Amount includes $185,000 of fees and expenses that were billed, and approved by the Audit Committee, subsequent to the filing of the 2013 annual meeting proxy statement.

Audit-Related Fees in 2014 included amounts for acquisition financial due diligence services and debt compliance letters, and in 2013 included amounts for consultation in connection with the development of internal controls relating to our new enterprise resource planning system, debt compliance letters, and other agreed upon procedures.

Tax Fees in 2014 were for tax compliance and return preparation ($85,000) and consulting ($838,500) and in 2013 were for tax compliance and return preparation ($91,000) and consulting ($397,600).

All Other Fees in 2014 and in 2013 were for an annual subscription to an accounting research tool.

The Audit Committee pre-approves services performed by the independent auditors to assure that the provision of the services does not impair the auditors’ independence. If a type of service to be provided is not included in the committee’s general pre-approval, then it requires specific pre-approval. In addition, services exceeding pre-approved cost levels require additional committee pre-approval. The committee has delegated pre-approval authority to its chair, provided that the committee reviews the chair’s action at its next regular meeting. The committee also reviews, generally on a quarterly basis, reports summarizing services provided by the independent auditors.

Unless otherwise indicated, the accompanying proxy will be voted in favor of ratifying Deloitte & Touche’s appointment. Ratification requires the affirmative vote of a majority of shares cast at the meeting. If Deloitte & Touche withdraws or otherwise becomes unavailable for reasons not currently known, the proxies will vote for other independent auditors, as they deem appropriate.

We expect one or more Deloitte & Touche representatives to be present at the meeting and available to respond to appropriate questions.

The Board of Directors recommends you vote FOR ratifying

the appointment of the independent auditors.

AUDIT COMMITTEE REPORT

The Audit Committee is composed solely of independent directors, as determined by the Board according to applicable laws and SEC and NYSE rules, and operates under a written charter. The charter is posted via hyperlink from the investor relations area of Applied’s website at www.applied.com. The committee’s responsibilities are summarized at page 9 of this proxy statement.

In performing its responsibilities relating to the audit of Applied’s consolidated financial statements for the fiscal year ended June 30, 2014, the committee reviewed and discussed the audited financial statements with management and Applied’s independent auditors, Deloitte & Touche. The committee also discussed with the independent auditors the matters required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees.

The independent auditors also provided to the committee the letter and written disclosures required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. The committee discussed with Deloitte & Touche their independence and considered whether their provision of non-audit services to Applied is compatible with maintaining their independence.

Based on the reviews and discussions described above, the committee recommended to the Board that the audited financial statements be included in Applied’s 2014 annual report on Form 10-K for filing with the SEC.

AUDIT COMMITTEE

Vincent K. Petrella, Chair

Thomas A. Commes

Peter A. Dorsman

Edith Kelly-Green

J. Michael Moore

Dr. Jerry Sue Thornton

Peter C. Wallace

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Applied’s executive officers and directors, and persons who beneficially own more than 10% of Applied’s stock, must file initial reports of ownership and reports of changes in ownership with the SEC and furnish copies to Applied.

Based solely on a review of forms furnished to us and written representations from Applied’s executive officers and directors, we believe that during the fiscal year ended June 30, 2014, all filing requirements were satisfied on a timely basis, except for a report of Mr. Schrimsher’s disposition of 10,788 shares to satisfy tax withholding obligations upon the vesting of RSUs in October 2013; the report was filed three days late due to administrative error.

SHAREHOLDER PROPOSALS AND NOMINEE SUBMISSIONS FOR 2015 ANNUAL MEETING

Shareholders’ proposals for inclusion in our 2015 annual meeting proxy statement must be received by Applied’s Secretary at 1 Applied Plaza, Cleveland, Ohio 44115, no later than May 15, 2015. Under Ohio law, only proposals included in the meeting notice may be raised at a meeting of shareholders. Accordingly, to nominate a director candidate or bring other business from the floor of the 2015 annual meeting, you must notify the Secretary in writing by August 28, 2015.

HOUSEHOLDING INFORMATION

Only one set of this proxy statement and annual report is being delivered to multiple shareholders sharing an address unless Applied received contrary instructions from one or more of the shareholders.

If a shareholder at a shared address to which a single set of the proxy statement and annual report was delivered wishes to receive a separate copy of the proxy statement or annual report, he or she should contact Applied’s registrar and transfer agent, Computershare Trust Company, N.A., by telephoning 1-800-988-5291 or by writing to Computershare at P.O. Box 43078, Providence, Rhode Island 02940-3078. The shareholder will be delivered, without charge, a separate copy of the proxy statement or annual report promptly on request.

If shareholders at a shared address currently receiving multiple copies of the proxy statement and annual report wish to receive only a single copy of these documents, they should contact Computershare in the manner described above.

OTHER MATTERS

The Board of Directors does not know of other matters to be presented at the meeting. If other matters requiring a shareholder vote arise, including the question of adjourning the meeting, the persons named on the accompanying proxy card will vote your shares according to their judgment in the interests of Applied.

By order of the Board of Directors,

Fred D. Bauer

Vice President-General Counsel

& Secretary

September 12, 2014

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by Monday, October 27, 2014 (Thursday, October 23, 2014 for Retirement Savings Plan or Supplemental Defined Contribution Plan participants).

Vote by Internet • Go to www.investorvote.com/AIT • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Annual Meeting Proxy Card/Instruction Card

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2 and 3.
1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - John F. Meier	☐	☐	02 - Neil A. Schrimsher	☐	☐	03 - Peter C. Wallace	☐	☐

		For Against Abstain			For	Against	Abstain

2.	Say on Pay - To approve, through a nonbinding advisory vote, the compensation of Applied’s named executive officers.	☐ ☐ ☐	3.	Ratification of the Audit Committee’s appointment of independent auditors.	☐	☐	☐

In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ / 2014

¢		3 2 A V	+
01VNQA

CONSIDER RECEIVING FUTURE APPLIED INDUSTRIAL TECHNOLOGIES, INC. PROXY MATERIALS VIA THE INTERNET!

Consider receiving future Applied Industrial Technologies, Inc. proxy notifications in electronic form rather than in print form. While voting via the Internet, just provide your e-mail address where indicated and click the box to give your consent. Electronic delivery saves Applied a significant portion of the costs associated with printing and mailing annual meeting materials. If you consent to electronic delivery of meeting materials, you will receive an e-mail with links to all annual meeting materials and to the online proxy voting site for every annual meeting. If you do not consent to electronic delivery, you will continue to receive the proxy notification in the mail.

Accessing the Applied Industrial Technologies, Inc. annual report and proxy materials via the Internet may result in charges to you from your Internet service provider and/or telephone companies.

DIRECTIONS TO MEETING

You may access directions to attend the meeting at www.investorvote.com/AIT.

▼   IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy/Instruction Card — Applied Industrial Technologies, Inc.

Proxy Solicited on Behalf of the Board of Directors

The undersigned appoints Neil A. Schrimsher and Mark O. Eisele, and each of them, as proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Applied Industrial Technologies, Inc., on October 28, 2014, and any adjournments, and to represent and vote the shares which the undersigned is entitled to vote on the following matters as directed on the reverse side.

When properly executed, these instructions will be voted in the manner directed on the reverse side of this card; if you do not provide direction, this proxy will be voted FOR all nominees and FOR Proposals 2 and 3.

NOTICE TO PARTICIPANTS IN THE RETIREMENT SAVINGS PLAN

AND/OR SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

This card also constitutes voting instructions for participants in the Applied Industrial Technologies, Inc. Retirement Savings Plan and/or Supplemental Defined Contribution Plan. A participant who signs on the reverse side hereby instructs Wells Fargo Bank, N.A., Trustee, to vote all the shares of Applied’s common stock allocated to the participant’s account(s) in the plan(s) and any shares not otherwise directed under the Retirement Savings Plan, at the Annual Meeting of Shareholders. If no voting instructions are provided on a properly executed card, the shares will be voted FOR all nominees and FOR Proposals 2 and 3.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

OR VOTE BY TELEPHONE OR INTERNET PURSUANT TO THE INSTRUCTIONS ON THE REVERSE.

SEE REVERSE SIDE

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card/Instruction Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 - John F. Meier	☐	☐	02 - Neil A. Schrimsher	☐	☐	03 - Peter C. Wallace	☐	☐	+

			For Against Abstain				For	Against	Abstain

2. Say on Pay - To approve, through a nonbinding advisory vote, the compensation of Applied’s named executive officers.			☐ ☐ ☐	3. Ratification of the Audit Committee’s appointment of independent auditors.			☐	☐	☐

In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ / 2014

¢		1 U P X	+
01VNRB

CONSIDER RECEIVING FUTURE APPLIED INDUSTRIAL TECHNOLOGIES, INC. PROXY MATERIALS VIA THE INTERNET!

Consider receiving future Applied Industrial Technologies, Inc. proxy notifications in electronic form rather than in print form. While voting via the Internet, just provide your e-mail address where indicated and click the box to give your consent. Electronic delivery saves Applied a significant portion of the costs associated with printing and mailing annual meeting materials. If you consent to electronic delivery of meeting materials, you will receive an e-mail with links to all annual meeting materials and to the online proxy voting site for every annual meeting. If you do not consent to electronic delivery, you will continue to receive the proxy notification in the mail.

Accessing the Applied Industrial Technologies, Inc. annual report and proxy materials via the Internet may result in charges to you from your Internet service provider and/or telephone companies.

DIRECTIONS TO MEETING

You may access directions to attend the meeting at www.investorvote.com/AIT.

▼   PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy/Instruction Card — Applied Industrial Technologies, Inc.

Proxy Solicited on Behalf of the Board of Directors

The undersigned appoints Neil A. Schrimsher and Mark O. Eisele, and each of them, as proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Applied Industrial Technologies, Inc., on October 28, 2014, and any adjournments, and to represent and vote the shares which the undersigned is entitled to vote on the following matters as directed on the reverse side.

When properly executed, these instructions will be voted in the manner directed on the reverse side of this card; if you do not provide direction, this proxy will be voted FOR all nominees and FOR Proposals 2 and 3.

NOTICE TO PARTICIPANTS IN THE RETIREMENT SAVINGS PLAN

AND/OR SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

This card also constitutes voting instructions for participants in the Applied Industrial Technologies, Inc. Retirement Savings Plan and/or Supplemental Defined Contribution Plan. A participant who signs on the reverse side hereby instructs Wells Fargo Bank, N.A., Trustee, to vote all the shares of Applied’s common stock allocated to the participant’s account(s) in the plan(s) and any shares not otherwise directed under the Retirement Savings Plan, at the Annual Meeting of Shareholders. If no voting instructions are provided on a properly executed card, the shares will be voted FOR all nominees and FOR Proposals 2 and 3.

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE

+

IMPORTANT ANNUAL MEETING INFORMATION

IMPORTANT SHAREHOLDER MEETING INFORMATION — YOUR VOTE COUNTS!	Vote by Internet • Go to www.investorvote.com/AIT • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Shareholder Meeting Notice

Important Notice Regarding the Availability of Proxy Materials for the

Applied Industrial Technologies, Inc. Annual Meeting of Shareholders to be Held on October 28, 2014

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step 1: Go to www.investorvote.com/AIT.
Step 2: Click the View button(s) to access the proxy materials.
Step 3: Return to the investorvote.com window and follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before October 20, 2014 to facilitate timely delivery.

¢		+
01VNSA

Shareholder Meeting Notice

The Applied Industrial Technologies, Inc. Annual Meeting of Shareholders will be held on October 28, 2014, at 10:00 a.m. ET, at Applied’s corporate headquarters, 1 Applied Plaza, East 36th Street and Euclid Avenue, Cleveland, Ohio 44115.

Proposals to be voted on at the meeting, or any adjournments, are listed below along with the recommendations of the Board of Directors.

The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2 and 3.

1. Election of Directors:

          01 - John F. Meier, 02 - Neil A. Schrimsher, 03 - Peter C. Wallace

2. Say on Pay -To approve, through a nonbinding advisory vote, the compensation of Applied’s named executive officers.

3. Ratification of the Audit Committee’s appointment of independent auditors.

In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online by Thursday, October 23, 2014, or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

You may access directions to attend the meeting at www.investorvote.com/AIT.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or
e-mail options below.

E-mail copies: Current and future e-mail delivery requests must be submitted via the Internet following the instructions below. If you request an e-mail copy of current materials you will receive an e-mail with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

g

Internet – Go to www.investorvote.com/AIT. Follow the instructions to log in and order a paper or
e-mail copy of the current meeting materials and submit your preference for e-mail or paper delivery of future meeting materials.

g

Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

g

Email – Send e-mail to investorvote@computershare.com with “Proxy Materials Applied Industrial Technologies,Inc.” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the e-mail that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by October 20, 2014.

01VNSA